UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ITT Inc.

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2022 Notice of Annual Meeting & Proxy Statement ITT Inc.

ITT Inc.

1133 Westchester Avenue

White Plains, NY 10604

DEAR FELLOW

SHAREHOLDER

RICHARD P. LAVIN

CHAIRMAN OF THE BOARD

April 5, 2022

On behalf of the Board of Directors, thank you for your continued investment in ITT Inc. We are incredibly proud of how ITT employees around the globe have continued to make a lasting difference in the world through their work, particularly in these challenging times. The resilience of ITT teams was on full display in 2021. Below are some highlights of the ways the Board and the management team have been working on your behalf this past year:

FISCAL 2021 ACCOMPLISHMENTS

The Company delivered another strong performance in 2021 despite the headwinds posed by the COVID-19 global pandemic and the tough macroeconomic environment. In the past year, we drove broad-based sales growth (up 10% organically for the full year), generated 160 basis points of adjusted operating margin expansion despite over $80 million of raw material inflation, and generated 27% adjusted earnings per share growth which drove earnings above pre-pandemic levels from 2019. While we continue to see supply and labor shortages and sustained raw material inflation, the Board is confident in management’s ability to continue to effectively manage these headwinds as we did in 2020 and 2021.

STRATEGY AND RISK MANAGEMENT

ITT made notable progress on our strategic priorities in 2021 across customer centricity, operational excellence, effective capital deployment and sustainability and innovation. In addition to demand generation and margin expansion, we also continued to invest in our business with research and development expense at 3.4% of sales for the past three years, and a 39% increase in capital expenditures in 2021 (as compared to 2020). Furthermore, ITT deployed two times our annual adjusted free cash flow in 2021. This included a dividend increase of 30% in 2021 after a 15% increase in 2020, share repurchases of $117 million and the successful divestiture of a subsidiary holding all of our legacy asbestos liabilities and related assets. The elimination of all of our pending and future asbestos obligations this past year allows us to concentrate on growing our core business with a flexible balance sheet, removes the risk and uncertainty of managing these legacy liabilities and allows management to focus on executing strategic initiatives, including sustainability and M&A.

SUSTAINABILITY HIGHLIGHTS

In September 2021, ITT released its report on progress made toward ESG commitments in 2020, known as SustainabilITTy 2021 Supplement. This supplement details the advances ITT has made toward integrating environmental stewardship and positive social impact across our operations, teams, and communities. Notably, in 2020 we showed a 25% reduction in Scope 1 and 2 greenhouse gas emissions, sent 23% less waste to landfills and reduced workplace incidents by 25% driven by our focus on employee safety (as compared to 2019). As we look ahead, we remain committed to progressing our efforts and issuing future sustainability reports outlining our goals and initiatives.

SHAREHOLDER ENGAGEMENT

We seek to maintain a robust dialogue with our shareholders. This past year we increased our outreach efforts by contacting shareholders representing approximately 76% of shares outstanding and meeting with shareholders representing over 40% of shares outstanding. These engagement discussions touched on the company’s approach to ESG initiatives and disclosure, corporate governance, executive compensation practices and Board oversight of key topics including sustainability, human capital management, diversity, equity and inclusion. The Board values the feedback received in these meetings and will continue to make engagement a priority in 2022 to help inform the Board’s decision-making process.

Lastly, the Board would like to thank Orlando Ashford, who is retiring as a Director, for his service and valuable contributions since joining our Board in 2011.

We encourage you to read this Proxy Statement and the Annual Report, and to vote as we recommend on the enclosed proposals. Details on how to attend our 2022 Annual Meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement. Please vote in advance of the meeting even if you plan to participate virtually. Your vote matters.

Again, I thank you for your continued support and investment in ITT. I am honored to serve on this Board of Directors and, together with the rest of the Board and management, look forward to hearing from ITT’s shareholders in 2022.

Sincerely,

RICHARD P. LAVIN

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

MEETING INFORMATION

ITT Inc. (“ITT”)

WEDNESDAY, MAY 18, 2022

9:00 a.m. Eastern Time

Virtually, via live webcast at

www.virtualshareholdermeeting.com/ITT2022.

ITEMS OF BUSINESS

1.

To elect the 9 nominees named in the attached Proxy Statement to the Board of Directors to serve until the 2023 annual meeting of shareholders (“Annual Meeting”) or until their respective successors shall have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for the 2022 fiscal year.

3.	To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers.

4.	To vote on a shareholder proposal, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

WHO CAN VOTE, RECORD DATE

Holders of record of ITT common stock at the close of business on March 21, 2022 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

MAILING OR AVAILABILITY DATE

Beginning on or about April 5, 2022, this Notice of 2022 Annual Meeting of Shareholders and the attached Proxy Statement are being mailed or made available, as the case may be, to shareholders of record on March 21, 2022.

ADMISSION TO THE ANNUAL MEETING

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card. In light of COVID-19, for the safety and well-being of our shareholders and employees, we have determined the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation, while mitigating these safety concerns. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet.

ABOUT PROXY VOTING

It is important your shares be represented and voted at the Annual Meeting. If you are a registered shareholder, you may vote online at www.proxyvote.com, by telephone or by mailing a proxy card. You may also vote online during the virtual Annual Meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form they provide. See details under “How do I vote?” under “Information about Proxy Statement and Voting.” We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

KRISTEN PROHL

Corporate Secretary

April 5, 2022

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE www.proxyvote.com	BY MAIL Sign, date and return your proxy card in the enclosed prepaid envelope	BY PHONE 1-800-690-6903	DURING THE ANNUAL MEETING Go to www.virtualshareholdermeeting.com/ ITT2022

Vote must be received by 11:59 p.m. Eastern Time on May 17, 2022	Vote must be received by 8:00 a.m. Eastern Time on May 18, 2022	Vote must be received by 11:59 p.m. Eastern Time on May 17, 2022	Vote must be submitted by the close of polls during the Annual Meeting

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

ITT Inc.’s Annual Meeting of Shareholders to be held on Wednesday, May 18, 2022, at 9:00 a.m. Eastern Time

The Proxy Statement and 2021 Annual Report to Shareholders are available online at www.proxyvote.com

ITT INC. | 2022 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY

This summary highlights selected information in this Proxy Statement for the 2022 annual meeting of shareholders (the “Annual Meeting”) of ITT Inc., an Indiana corporation (“ITT” or the “Company”). It does not contain all information you should consider in making a voting decision. Please review the entire document before voting.

ANNUAL MEETING LOGISTICS

Date	May 18, 2022

Time	9:00 a.m. Eastern Time
Location	Virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2022

VOTING ITEMS

Voting Item		Board Voting Recommendation	Further Information (page)
ITT Proposals

1.	To elect the 9 nominees named in the Proxy Statement to ITT’s Board of Directors	FOR each nominee	22
2.	To ratify the appointment of Deloitte & Touche LLP as ITT’s independent registered public accounting firm for 2022	FOR	28
3.	To conduct a non-binding advisory vote on the compensation of ITT’s named executive officers	FOR	33
Shareholder Proposal
4.	To vote on a shareholder proposal regarding special meetings of shareholders	AGAINST	64

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 21, 2022. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods. In all cases, you should have your proxy card in hand.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE www.proxyvote.com	BY MAIL Sign, date and return your proxy card in the enclosed prepaid envelope	BY PHONE 1-800-690-6903	DURING THE ANNUAL MEETING Go to www.virtualshareholdermeeting.com /ITT2022

Vote must be received by 11:59 p.m. Eastern Time on May 17, 2022	Vote must be received by 8:00 a.m. Eastern Time on May 18, 2022	Vote must be received by 11:59 p.m. Eastern Time on May 17, 2022	Vote must be submitted by the close of polls during the Annual Meeting

ITT INC. | 2022 PROXY STATEMENT	1

PROXY STATEMENT EXECUTIVE SUMMARY

ABOUT ITT

ABOUT ITT

ITT is a diversified manufacturer of highly engineered critical components and customized technology solutions primarily for the transportation, industrial, and energy markets. We manufacture components integral to the operation of equipment, systems and manufacturing processes in these key markets. Our products provide enabling functionality for applications where reliability and performance are critically important to our customers and the users of their products. We operate through three primary segments: Motion Technologies (“MT”), Industrial Process (“IP”), and Connect & Control Technologies (“CCT”).

2021 COMPANY SNAPSHOT

∎	$2.8 billion of sales across approx. 125 countries

∎	Global presence with 70% of revenue outside the U.S.
∎	Approx. 9,900 employees in 35 countries

∎	Balanced and diversified portfolio

2021 FISCAL HIGHLIGHTS

In 2021 we delivered strong results, which included double-digit revenue growth, 400 basis points of segment operating margin expansion, and effective deployment of capital. The following table provides a summary of key performance indicators for 2021 and a comparison of these measures to our performance in 2020.

SUMMARY OF KEY PERFORMANCE INDICATORS FOR 2021

2	ITT INC. | 2022 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY

2021 FISCAL HIGHLIGHTS

Organic revenue, adjusted segment operating income, adjusted income from continuing operations and adjusted EPS are financial measures not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), which are referred to as non-GAAP financial measures. Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.

Our 2021 results include:

∎	Revenue of $2,765.0 million increased $287.2 million, including favorable foreign exchange of $48.1 million. Organic revenue improved 9.6% as a result of strong top-line performance within our MT and CCT segments. MT experienced significant growth in its Friction business, which continued to outperform the global automotive market, while CCT saw strong growth in connector sales.

∎	Segment operating income of $466.7 million increased $148.1 million, primarily driven by higher sales volume, strategic commercial actions, a reduction in restructuring costs, prior year asset impairment charges, and savings from productivity actions. The increase was partially offset by supply chain disruptions resulting in increased raw material and shipping costs, strategic growth investments and a reversal of temporary cost reductions that were executed in 2020.

∎	Income from continuing operations of $314.8 million increased $246.3 million, primarily due to higher segment operating income, prior year pension settlement charges of $108.2 million, net of tax and prior year asbestos charges of $48.9 million, net of tax. During 2021, we divested a subsidiary holding all of our asbestos liabilities and related assets, which resulted in an after-tax loss of $28.1 million. Consequently, earnings per diluted share increased from $0.78 to $3.64.

In 2021, we were focused on execution and value-creation, while managing the continued challenges caused by the COVID-19 pandemic. We implemented strategic actions to minimize the impact of disruption to our global supply chain. The following examples highlight some of the strategic actions we took during the year to position us for continued success:

∎	We invested in additional capacity at our Friction plants to support the automotive share gains achieved with new and existing customers, including content on over 30 electric vehicle platforms.

∎	We continue to extend and accelerate value-analysis value-engineering product redesign, which now encompasses 30% of IP’s product portfolio.

∎	We divested a subsidiary holding all of our legacy asbestos liabilities and related assets, reducing our overall risk profile and eliminating the time and resource constraints associated with managing these long-term liabilities.

In addition to the above strategic deployments of capital, during 2021 we repurchased 1.2 million shares of common stock on the open market for $105 million and paid out $76 million in dividends to our shareholders. Our dividends declared in 2021 of $0.88 per share represented a 30% increase over the dividends per share declared in 2020.

As you can see from the table below, our total shareholder return as of December 31, 2021 outperformed the S&P 400 and S&P 500 benchmarks on a one-year, three-year and five-year basis.

(TSR is calculated by the growth in capital from purchasing a share in the company and assuming dividends are reinvested at the time they are paid.)

ITT INC. | 2022 PROXY STATEMENT	3

PROXY STATEMENT EXECUTIVE SUMMARY

2022 BUSINESS PRIORITIES

2022 BUSINESS PRIORITIES

At ITT, we focus on four priorities to guide our day to day work, which we believe will drive sustainable performance over the long term.

Customer centricity is key to our long term growth plan and our teams live by this principle every day. We work closely with our customers to address their needs through superior quality, on-time delivery, innovation and development of new technologies. This affords us exceptional customer intimacy and allows us to benefit from high customer retention rates. Our friction business leads this effort as exemplified by its annual outperformance of global auto original equipment production levels by an average of 900 basis points since 2012.

Our focus on operational excellence enables the continuous improvement of our supply chain and manufacturing processes, which drives our cost competitiveness to exceed our customers’ expectations. We demonstrated this throughout 2021 as evidenced by the 160 basis point improvement in operating margin despite unprecedented supply chain challenges, including raw materials inflation.

We have continued to invest in our businesses to fund organic growth investments through research and development and capital expenditures dedicated to drive productivity. We have also increased the focus on capital deployment broadly. As an example, our capital expenditures increased nearly 40% in 2021, including investments toward green capex projects. We also increased our dividend 30% in 2021 and by another 20% in 2022 and repurchased over $100 million of ITT shares in 2021, which reduced our share count by 1%.

Lastly, we have an ever increasing focus on sustainability and innovation. We continue to make progress across our environmental, social and governance priorities. We have made significant reductions in emissions and waste, significant progress on safety, and have demonstrated a commitment to diversity in our leadership ranks and on our Board. We have invested over 3% of sales towards research and development for each of the past three years. We are developing innovative products and new environmentally friendly technologies across the portfolio, such as copper free brake pads and products for electric vehicle infrastructure, to help ITT and our customers make an environmental impact.

4	ITT INC. | 2022 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY

SNAPSHOT OF 2022 DIRECTOR NOMINEES

SNAPSHOT OF 2022 DIRECTOR NOMINEES

Our director nominees possess diverse and complementary qualifications, and have the skills and attributes necessary for a well-functioning, highly-qualified and independent Board of Directors (“Board”). The information below provides highlights of our directors’ roles and characteristics:

DIRECTOR SNAPSHOT
					Board Committees
Name	Age	Director Since	Other Public Company Boards	Position	Audit	Compensation and Human Capital	Nominating and Governance

Geraud Darnis	62	2015	0	Former President & CEO of UTC Building & Industrial Systems	✓	✓

Donald DeFosset, Jr.	73	2011	3	Former Chairman, President & CEO of Walter Industries, Inc.	✓

Nicholas C. Fanandakis	65	2016	2	Former Executive Vice President of DuPont de Nemours, Inc.	✓	✓

Richard P. Lavin non-executive Chairman	70	2013	1	Former President & CEO of Commercial Vehicle Group, Inc.

Rebecca A. McDonald	69	2013	0	Former CEO of Laurus Energy, Inc.		✓	✓

Timothy H. Powers	73	2015	0	Former Chairman, President & CEO of Hubbell Incorporated			✓

Luca Savi	56	2019	1	CEO & President of ITT Inc.

Cheryl L. Shavers	68	2018	1	Chairman & CEO of Global Smarts, Inc.		✓	✓

Sabrina Soussan	52	2018	0	CEO of Suez Group	✓		✓

Chair

Mr. Lavin, as independent chair, is an ex-officio, non-voting member of all Board committees

✓	Committee Member

ITT INC. | 2022 PROXY STATEMENT	5

PROXY STATEMENT EXECUTIVE SUMMARY

CORPORATE GOVERNANCE HIGHLIGHTS

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to strong governance practices that protect the long-term interests of our shareholders and establish strong Board and management accountability. The “Corporate Governance and Related Matters” section beginning on page 8 describes our governance framework. We have adopted key corporate governance best practices, including:

WHAT WE DO

Independent Chair	Annual Board and committee evaluation and self-assessments

Independent, diverse and qualified Board	Active Board refreshment

Annual election of directors	Director skill sets aligned with corporate priorities

Majority voting for uncontested director elections	Limit on outside directorships

Regular executive sessions of the Board and its committees	Meaningful stock ownership guidelines for directors and officers

Proxy access right	Formal director orientation and continuing education program

Shareholder right to call special meetings at 25% threshold	Proactive engagement with shareholders

A policy prohibiting hedging and pledging of the Company’s securities	Directors may not stand for reelection after reaching age of 75

SHAREHOLDER ENGAGEMENT AND RESPONSIVENESS

2021 Shareholder Engagement Outreach Efforts

Number of Key Shareholders and Other Key Stakeholders Contacted:	Percent of Shares Outstanding Contacted:	Percent of Shares Outstanding Engaged:

31	~76%	~40%

Fostering long-term relationships with our shareholders remains a priority for the Board. In 2021 we continued our robust annual shareholder engagement process, contacting shareholders representing approximately 76% of ITT’s outstanding shares, which is the highest percentage of shares that we have contacted since we adopted our approach to shareholder engagement in 2017, and engaging with shareholders representing over 40% of outstanding shares. In addition, we conducted outreach to the two main proxy advisory firms and met with one of those firms. The feedback we received was shared with the Board and members of senior management. Key themes from these conversations included our approach to ESG initiatives and disclosure, corporate governance, executive compensation practices and Board oversight of key topics including sustainability, human capital management, diversity, equity and inclusion.

These conversations continue to inform our Board’s actions, including our approach to Board refreshment and diversity, our executive compensation practices, and our disclosure on environmental, social and governance (“ESG”) topics. For example, the Sustainability Report ITT published in February 2019, and the 2021 supplemental report showing our progress on environmental and social metrics, were shaped by our discussions with investors. These meetings strengthen ITT’s relationships with our shareholders and reinforce our commitment to be responsive to shareholder feedback.

6	ITT INC. | 2022 PROXY STATEMENT

PROXY STATEMENT EXECUTIVE SUMMARY

EXECUTIVE COMPENSATION HIGHLIGHTS

EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation and Human Capital Committee continues to firmly believe in pay-for-performance and has structured the executive compensation program to align our executives’ interests with the long-term interests of our shareholders. Although 2021 was a challenging year given the on-going COVID-19 pandemic, the Compensation and Human Capital Committee did not make any adjustments to the performance targets for the unvested performance stock unit awards (“PSUs”) and did not grant any special stock awards to executive officers. The Compensation and Human Capital Committee also regularly incorporates feedback from shareholders when structuring the executive compensation program.

Our Chief Executive Officer (“CEO”) and other named executive officers (the “Named Executive Officers” or “NEOs”) have a significant amount of their target pay tied to our Annual Incentive Plan (“AIP”) and long-term incentives (“LTI”), which are at-risk and dependent on ITT’s financial performance and stock price. Despite the challenging business conditions that resulted from the ongoing pandemic, ITT delivered double-digit revenue growth, 400 basis points of segment operating margin expansion, and effective deployment of capital. These results drove a 2021 CEO AIP payout that was 156% of target. The 3-year performance of ITT’s relative total shareholder return (“TSR”) and Return on Invested Capital (“ROIC”) resulted in a 2019 PSU payout above target at 128% for all of our NEOs.

ITT INC. | 2022 PROXY STATEMENT	7

CORPORATE GOVERNANCE AND

RELATED MATTERS

INTRODUCTION

Our robust corporate governance and ethical conduct standards are critical to our ability to maintain full compliance with the laws, rules and regulations that govern our business and report results with accuracy and transparency. We monitor developments in the area of corporate governance, consider the feedback of our shareholders, and review our processes and procedures in light of this input. We also review federal and state laws affecting corporate governance, as well as rules and requirements of the New York Stock Exchange (the “NYSE”). We implement other corporate governance practices we believe are in the best interests of the Company and its shareholders.

We also understand that corporate governance practices evolve over time, and we seek to maintain practices that provide the right framework for our operations, that are of value to our shareholders and that positively aid in the governance of the Company.

The following sections provide an overview of ITT’s corporate governance structure and processes, including independence and other criteria we use in selecting director nominees, our leadership structure and certain responsibilities and activities of the Board and its committees.

ITT’s key governance documents, including our Corporate Governance Principles (the “Principles”), and the charters for the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee, are available on our website at www.investors.itt.com/investors/governance. Our Code of Conduct is available on our website at www.itt.com. We have included our website addresses only as inactive textual references and do not intend them to be active links to our website. Our website is not incorporated into or a part of this Proxy Statement. Shareholders may also obtain copies of these documents free of charge by sending a written request to ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary.

CORPORATE GOVERNANCE PRINCIPLES

The Board has adopted the Principles, which govern the operations of the Board and its committees and guide the Board and ITT’s leadership team in the execution of their responsibilities. The Nominating and Governance Committee is responsible for overseeing the Principles. The Nominating and Governance Committee reviews the Principles at least annually and makes recommendations to the Board for updates in response to changing regulatory requirements, issues raised by shareholders or other stakeholders or otherwise as circumstances warrant. The Board may amend, waive, suspend or repeal any of the Principles at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. As noted above, we have posted the Principles on our website at: www.investors.itt.com/investors/governance. The Principles include the following items concerning the Board:

∎	no director may stand for re-election after he or she has reached the age of 75;
∎	directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings, as well as be able to participate in other matters necessary for good corporate governance;

∎	non-employee directors are limited to service on four public company boards (including the ITT Board). If the director serves as an active CEO of a public company, the director is limited to service on two public company boards (including the ITT Board) in addition to service on his or her own board;

∎	the CEO is limited to service on one public company board (in addition to service on the ITT Board);

∎	the CEO reports at least annually to the Board on succession planning and management development;

∎	the Board evaluates the performance of the CEO and other senior management personnel at least annually; and

∎	the Board maintains a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

8	ITT INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

OUR BOARD LEADERSHIP STRUCTURE

OUR BOARD LEADERSHIP STRUCTURE

Richard P. Lavin is independent Chairman of the Board, a position he has held since 2019, and Luca Savi is our CEO and President. Notwithstanding the separation of these roles, the Board does not have a formal policy with respect to the separation of the position of Chairman and CEO. The Board regularly reviews its leadership structure, taking into account many factors including the individuals involved, the culture and performance of the Company, the needs of the business, fulfillment of the duties of the Board, corporate governance best practice and the best interests of shareholders.

Although the Board may determine to combine the roles of Chairman and CEO in the future, since 2011 the Board has determined that having separate individuals holding the Chairman and CEO positions is the right leadership structure for the Company. This structure allows our CEO to focus on the operations of our business while allowing our independent Chairman to focus on leading the Board in its responsibilities.

THE BOARD’S ROLE IN LEADERSHIP SUCCESSION PLANNING

The Board is actively engaged in our talent management program. The Compensation and Human Capital Committee oversees the process for succession planning for the CEO and other senior executives and updates the full Board in its executive sessions. The Board holds a formal succession planning and talent review session each summer. These sessions include the identification and development of internal candidates and assessment of key capabilities, desired leadership skills, and the ability to influence our business and strategic direction consistent with our core values. As part of the succession planning process, the CEO, working with the Board, also reviews and maintains an emergency succession plan for the position of CEO.

Directors interact with ITT leaders through Board presentations and discussions, as well as through informal events and interactions throughout the year such as lunch, dinner, and planned small group and one-on-one sessions.

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS

BOARD MEMBERSHIP CRITERIA

The Nominating and Governance Committee regularly considers and reviews with the Board the appropriate skills and characteristics for Board members in fulfilling its responsibility to identify and recommend qualified candidates for membership on the Board.

As part of the membership criteria for new Board members, the Corporate Governance Principles state that individuals who are nominated are expected to have significant accomplishments and recognized business stature and possess attributes and experiences such as diversity, management skills and business, technological and international experience. The Nominating and Governance Committee’s top priority is therefore ensuring the Board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of shareholders.

Criteria for identifying and evaluating candidates for the Board include:

∎	personal qualities and characteristics, accomplishments and reputation in the business community;

∎	current knowledge and contacts in the Company’s business communities and industries;

∎	the fit of the individual’s skills and personality with those of other directors in building a Board that is effective, collegial and responsive;

∎	ability and willingness to commit adequate time to Board and committee matters;

∎	diversity of viewpoints, background, experience and other demographics;

∎	independence (including independence from the interests of a particular group of shareholders);

∎	absence of potential conflicts with our interests; and

∎	such other criteria as the Board may from time to time determine relevant.

ITT INC. | 2022 PROXY STATEMENT	9

CORPORATE GOVERNANCE AND RELATED MATTERS

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS

DIRECTOR SKILLS

Our director nominees possess relevant experience, skills and qualifications which contribute to a well-functioning Board that effectively oversees the Company’s strategy and management. All of our director nominees bring to the Board a balance of executive leadership experience derived from their diverse professional backgrounds and areas of expertise that are relevant to ITT. As a group, they have global industrial and financial expertise, leadership and public company board experience and sound business acumen.

Name	International Market Exposure	Operations	Multi- Industrial Experience	Public Company Board Experience	Executive Leadership Experience	Experience in One or More End Markets	Significant Financial Expertise

Geraud Darnis	✓	✓	✓		✓	✓	✓

Donald DeFosset, Jr.	✓	✓	✓	✓	✓	✓	✓

Nicholas C. Fanandakis	✓	✓	✓	✓	✓	✓	✓

Richard P. Lavin	✓	✓	✓	✓	✓	✓

Rebecca A. McDonald	✓	✓		✓	✓

Timothy H. Powers	✓	✓	✓	✓	✓	✓	✓

Luca Savi	✓	✓	✓	✓	✓	✓

Cheryl L. Shavers	✓	✓		✓	✓

Sabrina Soussan	✓	✓		✓	✓	✓

Total	9	9	6	8	9	7	4

BOARD DIVERSITY

The Board includes diversity as a specific factor when conducting any search for candidates. In identifying and evaluating candidates for the Board, the Nominating and Governance Committee considers the overall diversity of the Board, including diversity of skills, experience and backgrounds, as well as ethnic and gender diversity. We believe our Board nominees appropriately reflect a diversity of experience and skills and of professional, gender, ethnic and personal backgrounds. The Board is committed to maintaining these different facets of diversity among its members.

BOARD TENURE

The Board strives to maintain an appropriate balance of tenure and refreshment among directors. The Board believes there are significant benefits from the valuable experience and familiarity with the Company and its people and processes that longer-tenured directors bring, as well as significant benefits from the fresh perspectives and ideas that new directors bring. The average tenure of our director nominees is 6 years. Under the Principles, no individual director may stand for reelection after reaching the age of 75. We believe our Board strikes the right balance of longer-serving and newer directors.

PROCESS FOR IDENTIFYING AND SELECTING NEW BOARD MEMBERS

The Nominating and Governance Committee identifies director candidates through a variety of sources including an independent search firm, personal references, and business contacts.

Shareholders who wish to recommend candidates may contact the Nominating and Governance Committee in the manner described in “Communication with the Board of

Directors.” Shareholder nominations must be made according to the procedures required by our Amended and Restated By-laws (the “By-laws”) and described in this Proxy Statement under the heading “Information about the Proxy Statement & Voting.” Shareholder recommended candidates and shareholder nominees whose nominations comply with these procedures and who meet the criteria referred to above will be

10	ITT INC. | 2022 PROXY STATEMENT

CORPORATE GOVERNANCE AND RELATED MATTERS

DIRECTORS’ QUALIFICATION AND SELECTION PROCESS

evaluated by the Nominating and Governance Committee in the same manner as other nominees.

A key component to the nomination (and re-nomination) process is the Nominating and Governance Committee’s consideration of the results of the Board’s self-evaluation process discussed below. The results generated from this evaluation process include nominee attributes and experiences that will individually and collectively complement the existing Board, taking into account the Board’s needs for expertise and recognizing that having a diverse Board will benefit the Company’s businesses and operations, which are diverse and global in nature.

Prior to recommending nominees for election as directors, the Nominating and Governance Committee, and then the full Board, engages in a deliberative process and considers the criteria discussed above in “Board Membership Criteria” to ensure the nominee will contribute to an effective Board. Biographical information for each director candidate is evaluated and candidates participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks and must meet the requirements of the Company’s By-laws and the Principles.

Balanced and effective Board composition, supplemented by a thoughtful approach to refreshment, is a priority for ITT. The selection of a qualified group of directors with an appropriate mix of skills, experience and attributes is essential to the Board’s successful oversight of our business. The Board manages Board composition and refreshment with significant support from the Nominating and Governance Committee, which continuously reviews the composition of our Board, taking into consideration the characteristics of the existing directors, both individually and as a group. The Nominating and Governance Committee considers Board refreshment in light of various factors, including expected director departures, the Board’s mix and interplay of skills, experience and attributes, including diversity, and individual director performance.

BOARD AND COMMITTEE EVALUATION PROCESS

We recognize the critical role Board and committee evaluations play in ensuring the effective functioning of our Board. Our Board annually evaluates the performance of the Board and its committees. As part of the Board’s self-assessment process, directors complete questionnaires that consider various topics related to Board composition, structure, effectiveness, and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds. As set forth in its charter, the Nominating and Governance Committee oversees the Board and committee evaluation process. Annually, the Nominating and Governance Committee reviews the questionnaires and the process and considers whether changes are recommended.

TOPICS CONSIDERED DURING THE BOARD AND COMMITTEE SELF-ASSESSMENTS INCLUDE:

Board and Committee Operations	Board Performance	Committee Performance

∎ Board and committee membership, including director skills, background, experience and diversity	∎ Key areas of focus for the Board	∎ Performance of committee duties under committee charters

∎ Committee structure and process, including keeping the Board abreast of committee matters	∎ Oversight of the Company’s strategy	∎ Effectiveness of management support for committees

∎ Access to management, experts and internal and external resources	∎ Effectiveness of risk oversight	∎ Identification of topics that should receive more attention and discussion, particularly emerging risk areas

∎ Materials and information, including the quality and quantity of information received	∎ Performance of Board Chairman	∎ Performance of committee chairs

∎ Conduct of meetings, including encouragement of and time allocated for candid dialogue	∎ Appropriate level of continuing director education

The Company’s Corporate Secretary aggregates and summarizes all of the directors’ responses to the questionnaires, highlighting comments and year-over-year trends. Responses are not attributed to specific Board or committee members to promote candor. These summaries are shared with the Board and committee members to inform their review and discussion. The Chair of the Nominating and Governance Committee, with support from the Corporate

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BOARD AND COMMITTEE EVALUATION PROCESS

Secretary, leads a discussion of the Board and committee results at the Nominating and Governance Committee meeting as well as with the full Board. Each committee chair, with support from the Corporate Secretary, also leads a discussion at their committee meeting of their individual assessments. As a result of these discussions, an action plan is created and practices are updated based on the self-assessment observations and suggestions. As an outcome of these discussions, directors share relevant feedback with management and suggest changes or areas of improvement or focus.

In addition to the in-person review of the results of the Board and committee self-assessments, at least once per year our independent Chairman has individual one-on-one discussions with each director to elicit any further information about his/her views on the functioning of the Board and its committees. Feedback from those discussions is also incorporated into the overall action plan. Examples of changes made in response to the self-assessment process over the last several years include:

∎	prioritizing diversity in the next director search;
∎	increased Board exposure both formally and informally to key executives;

∎	additional reserved time for “Board only” discussions to continue to foster openness and cohesiveness among the Board; and

∎	a coordinated director education schedule to provide additional education on relevant topics as part of regularly scheduled meetings.

The Board has considered whether to engage an independent third party to conduct or facilitate the Board self-assessments and has concluded an independent review is not necessary. The Board has agreed it will consider this option as needed.

The results of the self-assessment process in 2021 confirmed the Board’s belief that the Board and its committees are currently operating effectively.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

As part of ITT’s director orientation program, new directors participate in one-on-one introductory meetings with members of ITT’s leadership team and other functional leaders. This director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, human resources matters, our compliance programs and other controls, policies, and procedures. The orientation also addresses Board procedures, our Principles and our Board committee charters. Finally, it provides directors with the opportunity to meet with our officers and other key members of senior management.

The Company endeavors to provide ongoing director education throughout the year. Our annual strategy session, where senior management presents the strategic plans for each of the businesses and the Company as a whole, is one component of that ongoing education. We aim to periodically hold the annual strategy session at an ITT facility in order to increase the Board’s understanding of the Company’s people, operations, product lines and overall business. Our senior management also present topics throughout the year to the Board in order to increase directors’ understanding of the Company’s business operations, strategies, risks and opportunities.

Directors may also enroll in external continuing education programs at ITT’s expense on topics associated with a director’s service on a public company board in order to provide a forum for them to maintain their insight into leading governance practices, exchange ideas with peers, and keep current their skills and understanding of their duties as directors.

SHAREHOLDER ENGAGEMENT

Our Board values the views of our shareholders and the feedback we receive from shareholders is a key input to our corporate governance, executive compensation, and sustainability practices. Since formalizing our shareholder engagement approach in 2017, we have reached out annually to shareholders representing over 50% of ITT’s outstanding shares to discuss governance, compensation, sustainability and other matters of shareholder concern. In 2021, we expanded our outreach to cover shareholders representing approximately 76% of ITT’s outstanding shares and engaged with shareholders representing over 40% of outstanding shares in addition to conducting outreach to the two main proxy advisory firms and meeting with one of those firms. The feedback we received was shared with the Board and members of senior management and an overview of the specific areas of focus for our shareholders during these meetings is provided in the table below. We believe it is important for the Company to have a direct line of communication with shareholders to allow the Board and management to better assess our policies and practices continually.

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SHAREHOLDER ENGAGEMENT

2021 Shareholder Engagement Outreach Efforts
Number of Key Shareholders and Other Key Stakeholders Contacted:	Percent of Shares Outstanding Contacted:	Percent of Shares Outstanding Engaged:
31	~76%	~40%

Specific Areas of Focus and Feedback
Corporate Governance	Executive Compensation	Sustainability
Board Diversity & Refreshment	Compensation Program	Sustainability Reporting

∎ Shareholders recognized ITT’s commitment to Board diversity, including gender, race/ethnicity, age, geography, and professional background	∎ Shareholders understood the relevance of our compensation program metrics to our business strategy and acknowledged our link between pay and performance	∎ Shareholders appreciated ITT’s recent reporting efforts, including our alignment with Sustainability Accounting Standards Board (“SASB”) standards and 2021 supplement to our Sustainability Report

∎ Shareholders appreciated the balanced and effective Board composition, supplemented by a thoughtful approach to refreshment	∎ Shareholders supported the metrics of our incentive plans and confirmed that our current weighting of performance-based long-term incentive is important	∎ Shareholders encouraged consideration toward setting specific sustainability-related targets, including regarding carbon and greenhouse gas emissions

∎ Shareholders encouraged ITT to provide greater transparency regarding Board member skills and experience	∎ Shareholders generally voiced support for tying ESG with executive compensation	∎ We discussed shareholders’ views on various data sources and reporting standards

Governance	Employees	Board Oversight of ESG

∎ Shareholders appreciated ITT’s robust corporate governance profile and practices, including our long-standing independent Chairman role	∎ Shareholders were appreciative that ITT committed to publish its consolidated EEO-1 report and diversity goals in 2022	∎ We discussed the Board’s oversight of ESG initiatives and where responsibility for specific topics lies at the Committee levels

∎ Shareholders appreciated the transparency regarding the Board’s self-assessment process	∎ Shareholders commented positively on the diversity metrics published in the 2021 supplement to our Sustainability Report as well as our human capital initiatives	∎ We discussed the Compensation & Human Capital Committee’s focus on cultivating an innovative, diverse and inclusive workplace that engages and energizes people

These shareholder engagement efforts are complementary to outreach conducted by members of senior management through ITT’s Investor Relations department as they regularly meet with shareholders and participate in investor conferences.

RECENT BOARD ACTIONS IN RESPONSE TO INVESTOR FEEDBACK

∎	Board Skills: In response to requests from shareholders for greater transparency regarding Board member skills and experience, we provided robust disclosure in this Proxy Statement regarding qualifications of our 2022 director nominees. See page 10 for more information.

∎	Board Refreshment: The selection of a qualified group of directors with an appropriate mix of skills, experience and attributes is essential to the Board’s successful oversight of our business. Our shareholder perspectives continue to inform our approach to Board refreshment and diversity.

∎	Sustainability: We continue to evolve and enhance our sustainability practices and disclosure, taking into account shareholder feedback. Our 2019 Sustainability Report included metrics reported in accordance with SASB, and our 2021 supplemental report included details on our progress on environmental metrics and introduced baseline metrics around workplace diversity. We remain committed to progressing our efforts and issuing future sustainability reports outlining our goals and initiatives.

We encourage shareholders to continue to engage with us and let us know their thoughts about ITT or bring matters to our attention. Please feel free to write directly to us at ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604. Attention: Corporate Secretary.

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BOARD AND COMMITTEE MEETINGS AND MEMBERSHIP

BOARD AND COMMITTEE MEETINGS AND MEMBERSHIP

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Under the Principles, directors are expected to attend all meetings of the Board and all meetings of the committees of which they are members. Members may attend by telephone or video conference, although in-person attendance at regularly scheduled meetings is strongly encouraged. The Board held 8 meetings during the 2021 fiscal year, and there were 17 meetings of standing committees. All directors attended at least 75% of the aggregate of all meetings of the Board and standing committees on which they served. It is Company practice that all directors attend our annual meetings. All directors who were on the Board at that time attended our 2021 annual meeting of shareholders.

The Board has an Audit Committee, a Compensation and Human Capital Committee, and a Nominating and Governance Committee. The following table summarizes the current Board Committee membership of each director:

Name	Audit	Compensation and Human Capital	Nominating and Governance

Orlando Ashford*			✓

Geraud Darnis	✓	✓

Donald DeFosset, Jr.	✓

Nicholas C. Fanandakis	✓	✓

Richard P. Lavin

Rebecca A. McDonald		✓	✓

Timothy H. Powers			✓

Luca Savi

Cheryl L. Shavers		✓	✓

Sabrina Soussan	✓		✓

Number of Meetings in 2021:	8	4	5

Chair

Mr. Lavin, as independent chair, is an ex-officio, non-voting member for all Board committees

✓	Committee member

*	Mr. Ashford is not standing for reelection at the Annual Meeting

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BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK

BOARD AND COMMITTEE ROLES IN OVERSIGHT OF RISK

BOARD The Board is charged with oversight of the Company's risk management policies and practices with the objective of ensuring appropriate risk management systems are employed throughout the Company. ITT faces a broad array of risks, including market, operational, strategic, legal, political, international, and financial risks. The Board monitors overall corporate performance, the integrity of the Company's financial controls and the effectiveness of its legal compliance and enterprise risk management programs, risk governance practices, and risk mitigation efforts. The Board receives reports from management on risk matters in the context of the Company's annual strategy session and strategic planning reviews, the annual operating plan, budget reviews and business reports, and other updates provided at Board meetings, including cybersecurity. Audit Committee Oversees ITT's policies on risk assessment and management, and oversees risks related to the Company's financial statements, the financial reporting process, accounting matters, and other areas of significant financial risk. Assesses risks related to legal and regulatory matters that may have a material impact on the Company's financial statements. Compensation and Human Capital Committee Oversees risks related to compensation-related matters, management succession planning, human capital management and corporate culture. For additional information regarding the Compensation and Human Capital Committee's role in evaluating the impact of risk on executive compensation, see page 45 of the Compensation Discussion & Analysis. Nominating and Governance Committee Oversees ITT's overall risk management program. Also evaluates risks in connection with the Company's corporate governance structures and processes and risks related to other primarily nonfinancial matters (for example, business continuity planning and sustainability). The Company's internal audit function has primary oversight responsibilities over risk management and engages with other members of management to monitor and analyze various risks. Each Board committee receives regular reports from management within the relevant expertise of that committee. For example, the Compensation and Human Capital Committee reviews and assesses compensation and incentive program risks to ensure the Company's compensation programs encourage innovation and balance appropriate business risks and rewards without encouraging risk-taking behaviors that may have a material adverse effect on the Company, and it receives an annual report from management evaluating these risks. The Board and each Committee meets in executive sessions and with key management personnel and outside advisors when deemed necessary.

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OVERVIEW OF COMMITTEES

OVERVIEW OF COMMITTEES

The charters of each of the Audit Committee, Compensation and Human Capital Committee and Nominating and Governance Committee conform to the applicable NYSE listing standards, including that all members of each such committee are independent, and each committee reviews its charter at least annually and as regulatory developments and business circumstances warrant. Each of the committees considers revisions to its respective charter from time to time to reflect evolving best practices. The descriptions below of the roles and responsibilities of each of the committees of the Board are qualified by reference to the complete committee charters, which are available on our website at www.investors.itt.com/investors/governance.

AUDIT COMMITTEE
Attendance	Responsibilities
Meetings Held in 2021: 8 Committee Members Timothy H. Powers (Chair) Geraud Darnis Donald DeFosset, Jr. Nicholas C. Fanandakis Sabrina Soussan

Purpose: assist the Board in fulfilling its responsibility to oversee management’s conduct of the financial reporting process.

The Audit Committee is primarily responsible for:

∎  reviewing and discussing with management and the independent auditor the annual audited and quarterly unaudited financial statements and approving those financial statements for inclusion in the Company’s public filings;

∎  reviewing and overseeing the Company’s selection and application of accounting principles and matters relating to the Company’s internal controls and disclosure controls and procedures;

∎  overseeing the Company’s compliance with legal and regulatory requirements, including reviewing the effect of regulatory and accounting initiatives on the Company’s financial statements;

∎  overseeing the structure and scope of the Company’s internal audit function; and

∎  overseeing the Company’s policies on risk assessment and management.

The Audit Committee is also directly responsible for the selection and oversight of the Company’s independent registered public accounting firm, including determining the firm’s qualifications, independence, scope of responsibility and compensation.

Audit Committee Report, Page 31

The Audit Committee has established policies and procedures for the pre-approval of all services by our independent registered public accounting firm. The Audit Committee also has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received regarding accounting, internal controls and auditing matters. Additional details on the role of the Audit Committee may be found in “Ratification of the Independent Registered Public Accounting Firm (Proxy Item No. 2)” later in this Proxy Statement.

The Board has determined that each member of the Audit Committee is financially literate and independent, as defined by the rules of the SEC and the NYSE’s listing standard, as well as independent under the Principles. Although more than one member of the Audit Committee satisfies the relevant requirements, the Board has identified Timothy H. Powers as the Audit Committee financial expert. The Board has evaluated the performance of the Audit Committee in compliance with regulatory requirements.

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OVERVIEW OF COMMITTEES

COMPENSATION AND HUMAN CAPITAL COMMITTEE
Attendance	Responsibilities
Meetings Held in 2021: 4 Committee Members Orlando Ashford (Chair) Geraud Darnis Nicholas Fanandakis Rebecca A. McDonald Cheryl L. Shavers

Purpose: provide oversight of the compensation, benefits and human capital management programs provided to employees of the Company.

The Compensation and Human Capital Committee evaluates and approves the compensation plans, policies and programs for the CEO and the other executive officers of ITT, and approves awards under the Company’s equity incentive plans. Its responsibilities also include:

∎  setting annual performance goals and objectives with respect to the CEO;

∎  approving annual performance objectives, reviewing performance and approving individual compensation actions for the other executive officers;

∎  reviewing and discussing the Company’s talent review and development process, succession planning process for executive officers (including the CEO) and other critical senior management roles;

∎  providing oversight of the Company’s human capital management programs, including diversity, equity and inclusion programs and management development; and

∎  approving the Compensation Discussion and Analysis included in the Company’s annual proxy statement.

Compensation and Human Capital Committee Report, Page 61

The Board has determined each member of the Compensation and Human Capital Committee is independent, as defined by the rules of the SEC and the NYSE’s listing standard, as well as independent under the Principles and Section 2.10 of the Company’s By-laws. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”). The Board has evaluated the performance of the Compensation and Human Capital Committee in compliance with regulatory requirements.

NOMINATING AND GOVERNANCE COMMITTEE
Attendance	Responsibilities
Meetings Held in 2021: 5 Committee Members Donald DeFosset, Jr. (Chair) Orlando D. Ashford Rebecca A. McDonald Timothy H. Powers Cheryl L. Shavers Sabrina Soussan

Purpose: ensure the Board is appropriately constituted to meet its fiduciary obligations to shareholders of the Company.

The Nominating and Governance Committee oversees the practices, policies and procedures of the Board and its committees. Responsibilities include:

∎  evaluating the size, composition, governance and structure of the Board and the qualifications, compensation and retirement age of directors;

∎  identifying, evaluating and proposing nominees for election to the Board;

∎  considering the independence and possible conflicts of interest of directors and executive officers and ensuring compliance with applicable laws and NYSE listing standards; and

∎  overseeing the Company’s overall enterprise risk management program.

The Nominating and Governance Committee is also charged with:

∎  overseeing the self-evaluations of the Board and its committees;

∎  reviewing the Principles;

∎  reviewing material related party transactions in accordance with our Related Party Transactions Policy;

∎  monitoring our directors’ outside engagements and administering our director resignation procedures when there is a change in a director’s employment status; and

∎  evaluating the compensation program for the non-management directors.

The Committee also maintains oversight on the Company’s sustainability initiatives and on activities involving community relations and philanthropy.

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OVERVIEW OF COMMITTEES

The Board has determined each member of the Nominating and Governance Committee is independent, as defined by the rules of the SEC and the NYSE’s listing standard, as well as independent under the Principles. The Board has evaluated the performance of the Nominating and Governance Committee in compliance with regulatory requirements.

As stated above, the Nominating and Governance Committee evaluates the compensation program for the non-management directors and makes recommendations to the Board regarding their compensation. The Nominating and Governance Committee has retained Pay Governance LLC (“Pay Governance”) as an independent consultant for this purpose. Pay Governance’s responsibilities include providing market comparison data on non-management director compensation at peer companies, tracking trends in non-management director compensation practices, and advising the Nominating and Governance Committee regarding the components and levels of non-management director compensation. The Nominating and Governance Committee is not aware of any conflict of interest on the part of Pay Governance arising from these services or any other factor that would impair Pay Governance’s independence. Executive officers do not play any role in either determining or recommending non-management director compensation.

EXECUTIVE SESSIONS OF DIRECTORS

Agendas for meetings of the Board include regularly scheduled executive sessions led by the Board’s non-executive Chairman for the independent directors to meet without management present. Board members have access to our employees outside of Board meetings, and the Board encourages directors to visit different Company sites and events periodically and meet with local management at those sites and events, either as part of a regularly scheduled Board meeting or otherwise.

HEDGING AND PLEDGING

Our directors and certain employees (including executive officers) are prohibited from hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit our directors and certain employees from pledging Company securities as collateral for a loan.

DIRECTOR INDEPENDENCE

The Board, through the Nominating and Governance Committee, conducts an annual review of the independence of its members. With the assistance of legal counsel to the Company, the Nominating and Governance Committee has reviewed the applicable standards for Board and committee member independence, as well as the standards established by the Principles. A summary of the answers to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are also made available to the Nominating and Governance Committee to enable its comprehensive independence review. On the basis of this review, the Nominating and Governance Committee has delivered a report to the full Board, and the Board has made its independence determinations based upon the committee’s report and the supporting information.

Under NYSE listing standards, an independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The NYSE requirements pertaining to director independence also include a series of objective tests, such as the requirement the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. The Board also considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The SEC has a separate independence requirement for Audit Committee members that overlays the NYSE requirements. The NYSE also requires directors who serve on compensation committees to satisfy additional independence requirements specific to that service.

The Board has determined that Mr. Savi is not “independent” because of his employment as CEO of the Company. The Board has reviewed all relationships between the Company and each other member of the Board and has affirmatively determined all of the members of the Board other than Mr. Savi are “independent” pursuant to the applicable listing standards of the NYSE. None of these directors were disqualified from “independent” status under the objective tests set forth in the NYSE standards. In assessing independence under the subjective relationships test described above, the Board took into account the criteria for disqualification set forth in the NYSE’s objective tests, and reviewed and discussed additional information provided by each director and the Company with regard to each director’s

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DIRECTOR INDEPENDENCE

business and personal activities as they may relate to the Company and its management. The Board considered transactions occurring since the beginning of the Company’s 2019 fiscal year between the Company and entities associated with the directors or members of their immediate families. All identified transactions that appear to relate to the Company and a person or entity with a known connection to a director were presented to the Board for consideration. The Board also considered in its analysis the Company’s contributions to tax-exempt organizations with respect to each of the non-management directors. Based on the foregoing, as required by the NYSE, the Board made the subjective determination as to each of these directors that no material relationships with the Company exist and no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of such director. The Board also determined that the current members of the Audit Committee and of the Compensation and Human Capital Committee meet the applicable SEC and NYSE listing standard independence requirements with respect to membership on such committees. The Company did not make any contributions to any tax exempt organizations in which any non-management director serves as an executive officer within the past three fiscal years where such contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

CODE OF CONDUCT

The Company has adopted the ITT Code of Conduct which applies to all employees, including the CEO, Chief Financial Officer and Principal Accounting Officer and, where applicable, to its non-management directors. The ITT Code of Conduct is available on our website at https://www.itt.com/newsroom/publications/code-of-conduct. We disclose on our website any changes or waivers from the Code of Conduct for the Company’s CEO, Chief Financial Officer, Principal Accounting Officer, our non-management directors and other executive officers. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our CEO, Chief

Financial Officer and Principal Accounting Officer, or persons performing similar functions. We intend to do this by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

The Company has established a confidential ethics phone line and website to respond to employees’ questions and reports of ethical concerns. Also, the Audit Committee has established a policy with procedures to receive, retain and treat complaints received by the Company regarding accounting, internal controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation and Human Capital Committee during 2021 or as of the date of this Proxy Statement in 2022 has been an officer or employee of the Company and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of our Compensation and Human Capital Committee or Board.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders and other interested parties may contact any of our directors (including the non-executive Chairman), a committee of the Board, the Board’s non-management directors as a group, or the Board as a whole by writing to them c/o ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. Communications are distributed to the Board, or to any individual director(s), as appropriate under the facts and circumstances. Junk mail, advertisements, product inquiries or complaints, resumes, spam and surveys are not forwarded to the Board. Material that is threatening, unduly hostile or deemed by the Corporate Secretary to be trivial, irrelevant or inappropriate will also not be forwarded. Any non-management director may request any communications that have been excluded be made available.

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CORPORATE GOVERNANCE AND RELATED MATTERS

POLICIES FOR APPROVING RELATED PARTY TRANSACTIONS

POLICIES FOR APPROVING RELATED PARTY TRANSACTIONS

The Board has adopted a written Related Party Transaction Policy (the “RPT Policy”) that addresses the reporting, review and approval or ratification of transactions with related parties. The RPT Policy covers (but is not limited to) those related party transactions and relationships required to be disclosed under Item 404(a) of the SEC’s Regulation S-K, and applies to each director or executive officer of the Company, any nominee for election as a director of the Company, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons (each, a “Related Party”).

The Company recognizes transactions with Related Parties may involve potential or actual conflicts of interest and pose the risk they may be, or be perceived to have been, based on considerations other than the Company’s best interests. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between Related Parties and the Company may be incidental to the normal course of business, may provide an opportunity that is in the best interests of the Company to pursue, or may not otherwise be inconsistent with the best interests of the Company. In other cases it may be inefficient for the Company to pursue an alternative transaction. The RPT Policy therefore is not designed to prohibit Related Party transactions; rather, it is designed to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them. The RPT Policy supplements the provisions of our Code of Conduct concerning potential conflict of interest situations. Under the RPT Policy, an amendment to an arrangement that is considered a Related Party transaction is, unless clearly incidental in nature, considered a separate Related Party transaction.

The RPT Policy provides for the Nominating and Governance Committee to review all Related Party transactions and, wherever possible, to approve such transactions in advance of any such transaction being given effect. In connection with approving or ratifying a Related Party transaction, the Nominating and Governance Committee considers, in light of the relevant facts and circumstances, whether or not the transaction is in, or consistent with, the best interests of the Company, including, as applicable, consideration of the following factors:

∎	the position within or relationship of the Related Party with the Company;

∎	the materiality of the transaction to the Related Party and the Company, including the dollar value of the transaction, without regard to profit or loss;

∎	the business purpose for and reasonableness of the transaction, taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

∎	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms the Company offers generally to persons who are not Related Parties;

∎	whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course of business; and

∎	the effect of the transaction on our business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

The RPT Policy provides standing pre-approval for certain types of transactions the Nominating and Governance Committee has determined do not pose a significant risk of conflict of interest, either because a Related Party would not have a material interest in a transaction of that type or due to the nature, size and/or degree of significance to the Company. The Board reevaluates the RPT Policy periodically.

ESG OVERVIEW

At ITT, we are committed to effective management of environmental, social and governance (“ESG”) topics and recognize the importance of these topics to our customers, employees, communities and shareholders. The Board takes an active role in providing oversight of the full range of ESG topics and works closely with management to evaluate which ESG factors pose the most material risks to the Company and create the strongest opportunities to enhance our bottom line and sustain long-term financial value.

ITT has a long history of engaging with shareholders to better understand their views on ESG issues, including how ESG performance ties to our company strategy, emerging reporting standards, expectations on disclosure and data sources. We use these shareholder engagement opportunities to discuss the Company’s current sustainability focus areas and recent developments. Our 2019 Sustainability Report was informed by those discussions with investors and incorporated the SASB metrics relevant to the Company, as requested by

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ESG OVERVIEW

many of the shareholders with whom we spoke. We also published supplemental reports in 2020 and 2021 that included our progress on key environmental and social metrics. We were proud to report in the 2021 supplement that we achieved a 25% reduction in Scope 1 and Scope 2 greenhouse gas emissions, a 23% reduction in waste sent to landfills and 25% fewer workplace safety incidents in 2020 versus 2019.

ESG OVERSIGHT

Our governance policies and processes are designed to provide appropriate oversight of key issues, including significant ESG issues impacting the Company. These policies and processes, as well as areas of focus most relevant given our business and industry, are informed by proactive engagement with our shareholders as well as other stakeholders, including the SASB.

BOARD OF DIRECTORS

Provides oversight of the Nominating and Governance Committee and Compensation and Human Capital Committee, including on ESG topics, and receives regular reports regarding matters related to environment, safety, health and security (“ESH&S”).

Nominating and Governance Committee Provides oversight of sustainability in general, focused on assessing the effectiveness of our Corporate Governance and ESH&S programs	Compensation and Human Capital Committee Oversees compensation and benefits for our executive officers, including recruitment and development of diverse talent necessary to ensure ITT’s success

ESH&S GROUP

Internal team that drives overall approach to ESH&S matters and establishes corporate-wide processes and goals.

The Nominating and Governance Committee and the Compensation and Human Capital Committee have primary responsibility for ESG-related topics. The Board also receives periodic reports regarding our ESH&S program in order to stay apprised of the Company’s overall approach to these matters.

HUMAN CAPITAL MANAGEMENT

Our Compensation and Human Capital Committee and full Board provide oversight of our health and safety programs along with human capital management initiatives, including our safety culture, professional development and approach to diversity, equity and inclusion. We are focused on occupational health and safety at ITT and continue to drive safety culture deeper into the organization, leading to successful results. In 2020, 55% of our sites had zero safety incidents, 85% of our sites had two incidents or fewer and the number of recordable safety incidents declined by 25% across all of our business compared to 2019.

We are also invested in employee development and provide meaningful opportunities to support professional and personal development at ITT. We offer a range of programs to elevate both the technical and leadership skills of our employees and we also facilitate networking programs to ensure that our employees at all career stages and in all functional areas may grow and thrive.

Finally, we are committed to the principle of having a diverse and inclusive workforce and to creating a high-performance culture. We support inclusive hiring practices, have implemented programs related to unconscious bias training, promote local inclusion efforts to identify site-specific needs and sponsor employee resource group development, including the global “I-Win” Women’s Interest Network. We are focused on demonstrating our commitment to diversity, equity and inclusion through our actions. We work to create an environment where all ITTers can fully engage, achieve their personal potential and freely share ideas that guide us toward more innovative thinking and better business decisions and solutions.

In response to shareholder interest and to provide additional transparency, we have posted our 2021 consolidated EEO-1 report on our website. We will continue to focus on driving results relating to human capital management initiatives and enhancing disclosure on human capital strategy and metrics.

ITT INC. | 2022 PROXY STATEMENT	21

ELECTION OF DIRECTORS

(PROXY ITEM NO. 1)

ELECTION PROCEDURES

Each director must be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with abstentions and broker non-votes not counted as votes cast with respect to that director). In a contested election for directors (an election in which the number of nominees for election as directors is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast.

In accordance with our By-laws and the Principles, the Board will only nominate director candidates who agree to tender an irrevocable resignation promptly following their failure to receive the required vote for re-election in an uncontested election. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election in an uncontested election and submits his or her resignation to the Chairman of the Board or the Corporate Secretary, then the Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After such consideration, the Nominating and Governance Committee will make a recommendation to the Board regarding whether the resignation should be accepted or rejected, or whether any other action should be taken. The Board will act on the Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision.

Each nominee elected as a director will continue in office until the earlier of the 2023 Annual Meeting of Shareholders, his or her successor having been duly elected and qualified, or his or her death, resignation or removal.

The 9 nominees for election to the Board in 2022 have agreed to serve if elected, and management has no reason to believe such nominees will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, then the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board. The individuals named as proxies in the proxy card intend to vote your proxy (if you are a shareholder of record) FOR the election of each of these nominees, unless you indicate otherwise on the proxy card.

2022 DIRECTOR NOMINEES

Nine members of our Board are standing for election to hold office until the 2023 Annual Meeting of Shareholders.

We believe our 2022 director nominees evidence our commitment to maintain an appropriate balance of tenure, turnover, diversity, skills and experience on the Board. Of the 9 directors who are nominees for election at the Annual Meeting, 3 are female, 1 is racially or ethnically diverse, and 2 are citizens of a non-U.S. country. As discussed in detail in our nominees’ biographies, the nominees come from varied professional backgrounds and industries, including manufacturing, finance and technology. Each of our 2022 director nominees was recommended for election by the Nominating and Governance Committee, and such recommendation was approved unanimously by the Board. Orlando Ashford has decided not to stand for reelection to the Board this year and we would like to thank him for his service and valuable contributions since joining our Board in 2011.

22	ITT INC. | 2022 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

2022 DIRECTOR NOMINEES

The principal occupation and certain other biographical information about the nominees is set forth on the following pages.

GERAUD DARNIS
Age: 62 Director since: October 2015 Former President & CEO of UTC Building & Industrial Systems

CAREER:

Geraud Darnis retired from United Technologies (now Raytheon Technologies), a public company specializing in aerospace and defense, in December 2015 as the President & Chief Executive Officer of UTC Building & Industrial Systems. In this role, Mr. Darnis led all of United Technologies non-aerospace activities, including Carrier Corp. and Otis Elevator which were later spun-off to become independent publicly traded companies. Mr. Darnis started his career at UTC in 1983 in France and held a number of general management and financial positions stationed in Latin America, Europe and Asia until 2001 when he was named President of Carrier Corp. In 2011, UTC’s Fire and Security businesses were added to his portfolio when he became President and CEO of UTC Climate Controls and Security. In 2013, Mr. Darnis also assumed the leadership of Otis when he became president and CEO of UTC Building and Industrial Systems. Mr. Darnis currently serves as the non-executive Chairman of Miliken & Company Inc., a privately-held industrial manufacturer, and as a member of its Human Resources and Compensation, Finance, and Nominating & Governance Committees. Mr. Darnis also served as a member on the Air-Conditioning, Heating and Refrigeration Institute from 2003 to 2006, including Chairman from November 2004 to November 2005, and then as an advisory member of the Executive Committee from 2007 to 2014.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Darnis for director of the Company, the Board considered his significant management experience as president of a major operating unit at a large global manufacturing company and his wide-ranging expertise in a variety of industries in which the Company operates, including industrial and aerospace.

BOARD COMMITTEES:
∎ Audit Committee
∎ Compensation and Human Capital Committee

DONALD DEFOSSET, JR.
Age: 73 Director since: October 2011 Former Chairman, President & CEO of Walter Industries, Inc.

CAREER:

Donald DeFosset, Jr. retired in 2005 as Chairman, President & Chief Executive Officer of Walter Industries, Inc., a diversified public company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset had served since November 2000 as President & CEO, and since March 2002 as Chairman, of Walter Industries. Over his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is currently a director of the following public companies: National Retail Properties Inc. since 2008 (Compensation Committee; Nominating & Governance Committee); Regions Financial Corporation since 2005 (Compensation Committee; Nominating & Governance Committee); and Terex Corporation since 1999 (Chairman of the Nominating and Governance Committee; Audit Committee), however, Mr. DeFosset has informed us of his decision not to stand for reelection to the boards of National Retail Properties and Regions Financial Corporation in 2022. Mr. DeFosset is also a director of various private companies and not-for-profit organizations.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. DeFosset for director of the Company, the Board considered his extensive experience as a CEO of a large diversified industrial company and as a senior executive of an international machinery manufacturer. His service on the boards of directors of a variety of large public companies further enhances his experience and adds value to the Company’s Board.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	∎ Nominating and Governance Committee (Chair)	∎ National Retail Properties, Inc.
	∎ Audit Committee	∎ Regions Financial Corporation
∎ Terex Corporation

ITT INC. | 2022 PROXY STATEMENT	23

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

2022 DIRECTOR NOMINEES

NICHOLAS C. FANANDAKIS
Age: 65 Director since: October 2016 Former Executive Vice President of DuPont de Nemours, Inc. (formerly known as DowDuPont)

CAREER:

Nicholas C. Fanandakis is currently retired. He served as Executive Vice President of DuPont de Nemours, Inc. (formerly known as DowDuPont, Inc. (“DuPont”)), a public company engaging in the development of specialty materials, chemicals, and agricultural products, until June 2019. From November 2009 to December 2019, he served as Executive Vice President and Chief Financial Officer of DuPont. He previously served as Group Vice President of DuPont Applied BioSciences in 2008 and the Vice President of Corporate Plans in 2007. Prior to 2007, Mr. Fanandakis served in several positions within the DuPont organization ranging from a variety of plant, marketing and product management positions within Petrochemicals, Chemicals & Pigments, and Specialty Chemicals, as well as in the Industrial Solutions market space. Mr. Fanandakis joined DuPont in 1979 as an accounting and business analyst in the Petrochemicals Department. Mr. Fanandakis is currently a director of the following public companies: FTI Consulting, Inc. since January 2014 (Chairman of the Audit Committee) and Duke Energy Corporation (Finance and Risk Management Committee; Audit Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Fanandakis for director of the Company, the Board considered his significant financial and business experience resulting from holding various management positions at a large public manufacturing company, his overall financial management abilities, including multinational legal, tax and banking expertise, and his experience and knowledge of global industrial markets.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	∎ Audit Committee	∎ FTI Consulting, Inc.
	∎ Compensation and Human Capital Committee	∎ Duke Energy Corporation

RICHARD P. LAVIN
Age: 70 Director since: May 2013 Chairman of the Board of ITT Inc. Former President & CEO of Commercial Vehicle Group, Inc.

CAREER:

Richard P. Lavin was CEO & President of Commercial Vehicle Group, Inc., a public company engaged in the development, manufacturing and fulfillment of fully integrated system solutions for the commercial vehicle market, from May 2013 to November 2015. Prior to joining Commercial Vehicle Group, Mr. Lavin spent 29 years in a variety of positions with Caterpillar Inc. (“Caterpillar”), including as Vice President of manufacturing operations for the Asia Pacific Division, serving as Chairman of Shin Caterpillar Mitsubishi Ltd. - now Caterpillar Japan Ltd. - and Chairman of Caterpillar (China) Investment Co., Ltd, and as a group president for Construction Industries and Growth Markets. Mr. Lavin is currently a director of the public company Allison Transmission Holdings, Inc. since 2016 (Compensation Committee; Nominating & Governance Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Lavin for director of the Company, the Board considered his experience overseeing Caterpillar’s largest operating division and extensive international experience through overseeing that company’s operations in China, India, Japan and the Asia-Pacific region. In addition, Mr. Lavin has a diverse legal and human resources background, having served as director of Corporate Labor and Human Relations and director of Compensation and Benefits, as well as the Vice President of Caterpillar’s Human Services Division.

	OTHER PUBLIC COMPANY BOARDS:	FORMER PUBLIC COMPANY BOARDS:
	∎ Allison Transmission Holdings, Inc.	∎ Commercial Vehicle Group, Inc. (2013-2015)
∎ USG Corporation (2009-2019)

24	ITT INC. | 2022 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

2022 DIRECTOR NOMINEES

REBECCA A. MCDONALD
Age: 69 Director since: December 2013 Former CEO of Laurus Energy Inc.

CAREER:

Rebecca A. McDonald is currently retired. She served from December 2008 to July 2012 as CEO of Laurus Energy Inc., a privately-held company involved in underground coal gasification development. She previously served as President, Gas and Power, at BHP Billiton from March 2004 to September 2007, and, from October 2001 to January 2004, she served as President of the Houston Museum of Natural Science. Ms. McDonald has more than 25 years of experience in the energy industry. She has been responsible for the development, construction and operation of natural gas and liquids pipelines, gas and electricity distribution companies, as well as power plant and gas processing facilities in North America, Asia, Africa and South America.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Ms. McDonald for director of the Company, the Board considered her significant expertise in the oil and gas industry, as well as her executive-level experience and extensive knowledge of business systems and operations. The Board also considered her experience as a director of a variety of public and private companies within the energy industry.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	∎ Compensation and Human Capital Committee	∎ Aggreko plc (2012-2015)
	∎ Nominating and Governance Committee	∎ Granite Construction Incorporated (1994-2015)
∎ CRH public limited company (2015-2016)
∎ Veresen Inc. (2008-2017)

TIMOTHY H. POWERS
Age: 73 Director since: February 2015 Former Chairman, President & CEO of Hubbell Incorporated

CAREER:

Timothy H. Powers was the Chairman, President & Chief Executive Officer of Hubbell Incorporated, a public company engaged in the global manufacturing of electrical products and utility solutions, from 2004 to 2013. He was appointed to the position of Chairman after having served as the President and CEO of Hubbell from 2001 to 2004 and as the Senior Vice President and Chief Financial Officer from 1998 to 2001. Mr. Powers also served as Executive Vice President, Finance and Business Development Americas Region at ABB, Inc. and as Vice President and Corporate Controller for BBC Brown Boveri, Inc. Mr. Powers served as a director of the public company WestRock Company (formerly MeadWestvaco Corporation) from 2006 until January 2021. In addition, Mr. Powers served as a director of the National Electric Manufacturers Association and as a trustee for Manufacturers Alliance for Productivity and Innovation until 2013.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Powers for director of the Company, the Board considered his significant experience as a chief executive officer and finance officer in global manufacturing and engineering companies. The Board also considered his experience in the areas of management, strategic planning, and mergers and acquisitions in the manufacturing industry.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	∎ Audit Committee (Chair)	∎ WestRock Company (2006-2021)
	∎ Nominating and Governance Committee	∎ Hubbell Incorporated (2004-2014)

ITT INC. | 2022 PROXY STATEMENT	25

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

2022 DIRECTOR NOMINEES

LUCA SAVI
Age: 56 Director since: January 2019 CEO & President of ITT Inc.

CAREER:

Luca Savi was appointed CEO, President and a director of the Company in January 2019. He previously served as President and Chief Operating Officer of the Company since August 2018 and as Executive Vice President and Chief Operating Officer since January 2017. Prior to that, he served as Executive Vice President and President, Motion Technologies since February 2016 and as Senior Vice President and President, Motion Technologies since November 2011. Prior to joining the Company, Mr. Savi served as Chief Operating Officer, Comau Body Welding at Comau, a subsidiary of the Fiat Group responsible for producing and serving advanced manufacturing systems, from 2009 to 2011 and as CEO, Comau North America from 2007 to 2009. Mr. Savi previously held leadership roles at Honeywell International and Royal Dutch Shell and technical roles at Ferruzzi-Montedison Group. Mr. Savi is currently a director of the public company MSA Safety Inc. (Compensation Committee).

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Mr. Savi for director of the Company, the Board considered Mr. Savi’s significant experience in many of the Company’s most important end markets. The Board also considered his extensive operations, strategy, growth and innovation experience with industrial companies and, in particular, his knowledge of the Company’s business and operations having served as the President of the Company’s largest business unit and as its Chief Operating Officer.

OTHER PUBLIC COMPANY BOARDS:
∎ MSA Safety Inc.

CHERYL L. SHAVERS
Age: 68 Director since: October 2018 Chairman & CEO of Global Smarts, Inc.

CAREER:

Dr. Cheryl L. Shavers has served as the Chairman & CEO of Global Smarts, Inc., an advisory services and strategy firm that specializes in integration of capital, technology and information across national borders, since February 2001. From 1999 to 2001, Dr. Shavers served as the Undersecretary of Commerce for Technology at the U.S. Department of Commerce, where she oversaw the Office of Technology Policy and the Technology Administration, the focal point for partnerships between the U.S. government and the private sector pertaining to commercial and industrial innovation, productivity and economic growth. She also served as Undersecretary Designate April 1999 to November 1999. Dr. Shavers has also served as a director of the Knowles Corporation since 2007.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Dr. Shavers for director of the Company, the Board considered her extensive experience as a highly regarded and sought after technical and business expert and her extensive experience with technology development, innovation and management of growth opportunities.

	BOARD COMMITTEES:	OTHER PUBLIC COMPANY BOARDS:
	∎ Nominating and Governance Committee	∎ Knowles Corporation
∎ Compensation and Human Capital Committee
FORMER PUBLIC COMPANY BOARDS:
∎ Rockwell Collins Corporation (2001-2018)
∎ Mentor Graphics Inc. (2016-2017)
∎ Advanced Materials Technology Inc. (2008-2014)

26	ITT INC. | 2022 PROXY STATEMENT

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

2022 DIRECTOR NOMINEES

SABRINA SOUSSAN
Age: 52 Director since: October 2018 CEO of Suez Group

CAREER:

Sabrina Soussan assumed the role of CEO of Suez Group, an international water and waste management company, on February 1, 2022. Ms. Soussan previously served as the CEO of dormakaba Holding AG from April to December 2021 and Siemens Mobility from October 2017 to July 2020. Before that she served as the CEO of Siemens AG’s High-Speed, Commuter Trains, Locomotive, Metro and Light Rail business unit from October 2015 to September 2017. Ms. Soussan has held several other leadership positions in various other divisions of Siemens, including the Vice President of Sustainability and Energy Management of the Siemens Switzerland Ltd. Building Technologies Division, the head of strategy, marketing and global account management for the Building Automation unit and the Head of Powertrain business for Renault Nissan (in Europe and Japan) for Siemens’ Automotive division. Ms. Soussan held various other positions at Siemens since she joined in 1997. Prior to Siemens, she was an Engine Research & Development Engineer for Renault. Ms. Soussan also served as a director of Schaeffler AG until 2021.

REASONS FOR ELECTION TO THE BOARD OF ITT:

In considering Ms. Soussan for director of the Company, the Board considered her extensive business and technical experience in the automotive, building technology, rail systems and aeronautics markets, as well as her leadership experience in a multinational organization.

	BOARD COMMITTEES:	FORMER PUBLIC COMPANY BOARDS:
	∎ Audit Committee	∎ Schaeffler AG
∎ Nominating and Governance Committee

ITT INC. | 2022 PROXY STATEMENT	27

RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(PROXY ITEM NO. 2)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence and considers whether the independent registered public accounting firm should be rotated and the potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected, and the Board has ratified the selection of, Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for 2022. Deloitte has served as the Company’s independent registered public accounting firm since 2002. In accordance with SEC rules and Deloitte policies, audit partners are subject to rotation requirements that limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full committee and with management.

The Audit Committee and full Board believe the continued retention of Deloitte as our independent registered public accounting firm is in the best interest of the Company and our shareholders, and we are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2022. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. In addition, even if shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and our shareholders.

Deloitte is a registered public accounting firm regulated by the Public Company Accounting Oversight Board (the “PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2021. The Audit Committee discussed with the independent registered public accounting firm all communications required by auditing standards of the PCAOB. In addition, the committee discussed with the registered public accounting firm its independence from the Company and its management, the scope of Deloitte’s audit, the Company’s critical accounting estimates, significant accounting policies and the critical audit matters addressed during the audit. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit, including the following performance factors:

∎ independence	∎ leadership	∎ compliance and ethics program

∎ experience	∎ non-audit services	∎ industry insight

∎ technical capabilities	∎ management structure	∎ financial strength

∎ client service assessment	∎ peer review program	∎ appropriateness of fees charged

∎ responsiveness	∎ commitment to quality report

The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter including an agreement between the Company and Deloitte to submit disputes between Deloitte and the Company to a dispute resolution process.

The Audit Committee discussed the engagement letter, as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB. Representatives of Deloitte will be present at the Annual Meeting to answer questions. Representatives of Deloitte also will have the opportunity to make a statement if they desire to do so.

28	ITT INC. | 2022 PROXY STATEMENT

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Aggregate fees billed to the Company for the fiscal years ended December 31, 2021 and 2020 represent fees billed by Deloitte and its foreign affiliates.

Fiscal Year Ended (in thousands)	2021	2020

Audit Fees(1)	$3,908	$4,068

Audit-Related Fees(2)	258	91

Tax Fees:(3)

Tax Compliance Services	198	94

Tax Planning Services	327	275

Total Tax Services (sum of Tax Fees)	525	369

All Other Fees	—	—

TOTAL	$4,691	$4,528

(1)	Fees for audit services billed in 2021 and 2020 consisted of:
•	audit of the Company’s annual financial statements and internal control over financial reporting;
•	reviews of the Company’s quarterly financial statements;
•	statutory and regulatory audits, consents and other services related to SEC matters; and
•	financial accounting and reporting consultations.
(2)	Fees for audit-related services billed in 2021 and 2020 consisted of miscellaneous attest services.
(3)	Fees for tax services billed in 2021 and 2020 consisted of tax compliance and tax planning and advice:
•

tax compliance services are services rendered, based upon facts already in existence or transactions that have already occurred, to document, compute and obtain government approval for amounts to be included in tax filings consisting primarily of:

-	federal, foreign, state and local income tax return assistance;
-	Internal Revenue Code and foreign tax code technical consultations; and
-	transfer pricing analyses.
•

tax planning services are services and advice rendered with respect to proposed transactions or services to analyze an anticipated tax result. Such services consisted primarily of tax advice related to intra-group restructuring.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approves audit services provided by Deloitte. The Audit Committee has a policy on pre-approval of permitted non-audit services provided by Deloitte. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts or circumstances exceed the specified amounts.

The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. The policy is reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing services, which Deloitte may provide without further Audit Committee pre-approval. These categories include, among others, the following:

1.	Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;

2.

Employee benefit advisory services, independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, preparation of the associated tax returns or other employee benefit advisory services;

3.	Tax compliance and certain tax planning and advice work; and

4.	Accounting consultations and support related to GAAP.

ITT INC. | 2022 PROXY STATEMENT	29

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROXY ITEM NO. 2)

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services that have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte during regularly scheduled meetings and at other times as necessary.

The Company has policies and procedures in place prohibiting, in some cases, employment of former Deloitte employees who were members of the audit engagement team.

30	ITT INC. | 2022 PROXY STATEMENT

AUDIT COMMITTEE REPORT

ROLE OF THE AUDIT COMMITTEE

The Audit Committee of the Board provides oversight on matters relating to the Company’s financial reporting process and ensures the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

∎	determination of qualifications and independence of Deloitte, the Company’s independent registered public accounting firm;

∎	appointment, compensation and oversight of Deloitte in preparing or issuing audit reports and related work;

∎	review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;

∎	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;

∎	review of the Company’s policies with respect to risk assessment, risk management and the Company’s major financial risk exposures;

∎	monitoring all elements of the Company’s internal control over financial reporting; and
∎	adoption of and monitoring the implementation and compliance with the Company’s Non-Audit Services Policy.

The Audit Committee also has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed the results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company, and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee by following the procedures set forth in this Proxy Statement under the heading “Communication with the Board of Directors.”

AUDIT COMMITTEE CHARTER

The Board has adopted a written charter for the Audit Committee, which the Board and the Audit Committee review and at least annually update and reaffirm. The charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

REGULAR REVIEW OF FINANCIAL STATEMENTS

During 2021, the Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of each quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing on Form 10-K.

COMMUNICATIONS WITH DELOITTE

The Audit Committee has reviewed and discussed with management and Deloitte the matters required to be discussed under the standards of the PCAOB. These discussions included Deloitte’s responsibilities under generally accepted auditing standards in the United States, the scope of Deloitte’s audit, significant accounting policies and management judgments, the quality of the Company’s accounting principles and accounting estimates, new accounting guidance and any critical matters addressed during the audit. The Audit Committee met privately with Deloitte eight times during 2021.

ITT INC. | 2022 PROXY STATEMENT	31

AUDIT COMMITTEE REPORT

INDEPENDENCE OF DELOITTE

INDEPENDENCE OF DELOITTE

Deloitte is directly accountable to the Audit Committee and the Board. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

RECOMMENDATION REGARDING ANNUAL REPORT ON FORM 10-K

In performing its oversight function with regard to the 2021 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board that the Company’s financial statements be included in the Company’s 2021 Annual Report on Form 10-K.

This report is furnished by the members of the Audit Committee.

∎ Geraud Darnis	∎ Donald DeFosset, Jr.	∎ Nicholas C. Fanandakis

∎ Timothy H. Powers (Chair)	∎ Sabrina Soussan

32	ITT INC. | 2022 PROXY STATEMENT

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROXY ITEM NO. 3)

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our Named Executive Officers as defined by the SEC in Item 402 of Regulation S-K as disclosed later in this Proxy Statement in the Compensation Discussion and Analysis. The following resolution will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders of ITT Inc. (the “Company”) approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to Item 402 of the Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the NEOs presented in this Proxy Statement in the Compensation Discussion and Analysis.

In particular, shareholders should note the Company’s Compensation and Human Capital Committee bases its executive compensation decisions on the following:

∎	alignment of executive and shareholder interests by providing incentives linked to the performance of certain financial metrics;

∎	the ability for executives to achieve long-term shareholder value creation without undue business risk;

∎	creating a clear link between an executive’s individual contribution and performance and his or her compensation;

∎	the extremely competitive nature of the industries in which we operate and our need to attract and retain the most creative and talented industry leaders; and

∎	comparability to the practices of peers in the industries in which we operate and other comparable companies generally.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our NEOs, as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This vote is advisory in nature and non-binding; however, the Board will review and consider the shareholder vote when determining executive compensation. Although SEC rules require ITT to submit to shareholders a non-binding shareholder advisory vote to approve the compensation of ITT’s executives only every three years, we believe the “say-on-pay” advisory vote should occur annually as a corporate governance best practice, and our shareholders agreed pursuant to a non-binding vote in 2017. Therefore, we currently conduct non-binding advisory votes on executive compensation on an annual basis, and we anticipate the next vote, as well as our next frequency of say-on-pay vote, will be at next year’s annual meeting.

ITT INC. | 2022 PROXY STATEMENT	33

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

BUSINESS ENVIRONMENT AND FINANCIAL RESULTS

We achieved strong results in 2021 that reflect continued operational excellence and share gains in key global markets. Our results are a reflection of our hard work and focus on creating value for our customers, while also implementing productivity improvements and making strategic investments to drive profitable growth. The following table provides a summary of our key annual incentive plan performance metrics for 2021 and a comparison of these measures to our performance in 2020.

*	Excluding Q2 2021 $398M asbestos payment

Organic revenue, adjusted operating margin, adjusted EPS and free cash flow are non-GAAP financial measures. Please refer to Appendix A for the definition of these non-GAAP financial measures, the reasons why we use these measures and for reconciliations to the most directly comparable measures calculated in accordance with GAAP.

34	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

OUR NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis describes the compensation of the following NEOs:

Name	Title	ITT Career

Luca Savi	CEO and President	Joined ITT in 2011 as President of Motion Technologies and was appointed CEO in January 2019

Emmanuel Caprais	SVP and CFO	Joined ITT in 2012 as CFO of Motion Technologies and was appointed ITT CFO in October 2020

Mary Beth Gustafsson	SVP and General Counsel	Joined ITT in 2014 as SVP and General Counsel

Ryan Flynn	SVP and President, Connect & Control Technologies (“CCT”)	Joined ITT in 2016 as General Manager of the Motion Technologies business in China. Mr. Flynn was appointed SVP and President Asia Pacific (“APAC”) in January 2019 and then appointed SVP and President CCT in October 2020. Mr. Flynn relocated from China to the U.S. in December 2020.

Davide Barbon	SVP and President, APAC	Joined ITT in 2010 and was appointed SVP and President APAC in October 2020.

OUR COMMITMENT TO PAY FOR PERFORMANCE ALIGNMENT

We have designed our compensation programs to align the pay of our senior executives with both our short-term and long-term financial results and the performance of our stock. The significant majority of pay for our CEO and other NEOs is “at risk”, meaning it is directly impacted by our financial results and stock price performance.

ITT INC. | 2022 PROXY STATEMENT	35

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

ALIGNMENT OF OUR 2021 INCENTIVE PLANS TO BUSINESS RESULTS

Our business strategy drives the design and metrics of our incentive plans. Our 2021 AIP includes metrics and weightings that encourage both growth (20% Adjusted EPS and 20% Organic Revenue) and operational excellence (20% Adjusted Free Cash Flow and 20% Adjusted Operating Margin), in addition to a 20% component that rewards executive officers for individual and team performance. 2021 was the final performance year of our 2019 PSU award, which had a payout determined by our return on invested capital (“ROIC”), which is intended to encourage efficient and disciplined use of capital, and relative total shareholder return (“TSR”), which is intended to directly align executive pay with shareholder return relative to our peer companies. More information on how ROIC and relative TSR are calculated can be found under “2021 Long-Term Incentive Compensation — Performance Stock Units.”

As a result of our above target financial performance in 2021, the payouts of our incentive plans were also above target.

∎	Our CEO, Mr. Savi, received an AIP payout that was 156% of target, and the average payout to our other NEOs was 132%.

∎	All of our NEOs received a 2019 PSU award, which will pay out at 127.8% of target.

36	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY DECISIONS

CEO PAY DECISIONS

In the first quarter of each year, the Compensation and Human Capital Committee meets to determine CEO pay decisions for base salary, AIP and LTI award grants inclusive of both prior year performance and appropriate positioning versus the Representative Peer Group described on page 39. The following table displays the decisions made with respect to CEO compensation.

Pay Component	2021 Target Pay	2022 Target Pay	Drivers for Pay Decisions

Base Salary	$1,000,000	$1,031,000	The Committee considered Mr. Savi’s relative pay positioning to peers, as well as the inflationary environment and competitive labor market and approved an increase of his 2022 base salary by 3.1% from $1,000,000 to $1,031,000, in line with ITT’s average percent of salary increase for U.S. employees.

Annual Incentive Plan Target	$1,150,000	$1,185,650

Mr. Savi received a bonus payout of $1,794,000 for 2021 performance, which was 156% of target. 80% of the AIP payout was tied directly to ITT’s financial results and was awarded at 126% of target. 20% of the AIP payout was for the individual component and was awarded at 150% of target for the following reasons:

∎  Drove strong financial results and continued to position ITT for long-term growth

∎  Provided exceptional leadership throughout the pandemic and severe supply chain disruptions

∎  Advanced ITT’s culture of safety, with over 50% of facilities reporting zero safety incidents in 2021

The Committee considered Mr. Savi’s AIP percentage target to be competitively positioned and did not change the percentage target from the previous year.

Long-Term Incentives (LTI)(1)	$4,200,000	$4,500,000	The Committee considered Mr. Savi’s relative pay positioning to peers, as well as the compensation philosophy to emphasize variable, performance-based pay and increased the 2022 LTI award to $4,500,000. LTI ties the actual amount that Mr. Savi will receive in pay to ITT’s financial performance and stock price, and encourages retention.

TOTAL TARGET COMPENSATION	$6,350,000	$6,716,650

(1)

The 2021 LTI value for Mr. Savi here differs from what is displayed in the Summary Compensation Table (“SCT”) and Grants of Plan-Based Awards in 2021 table, each of which present the grant date fair value of the LTI awards as calculated under GAAP. Mr. Savi’s 2022 LTI award was granted in March 2022 and is not included in the SCT and the Grants of Plan-Based Awards table.

ITT INC. | 2022 PROXY STATEMENT	37

COMPENSATION DISCUSSION AND ANALYSIS

GOVERNANCE AND COMPENSATION

GOVERNANCE AND COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

We have designed our compensation programs to help us recruit and retain the executive talent required to successfully manage our business, achieve our business objectives, and maximize their long-term contributions to our success. We include compensation elements that are designed to align the interests of executives with our goals of enhancing shareholder value and achieving our long-term strategies. We determine total annual compensation by reviewing the median of the competitive market, then position compensation at, above or below the median based on experience, performance, critical skills and the general talent market for each senior executive.

BEST PRACTICES THAT SUPPORT OUR EXECUTIVE COMPENSATION PHILOSOPHY

The Compensation and Human Capital Committee oversees the design and administration of our executive compensation programs and evaluates these programs against competitive practices, legal and regulatory developments and corporate governance trends.

The Compensation and Human Capital Committee has incorporated the following best practices into our programs:

WHAT WE DO

Emphasize Long-Term Compensation to Ensure Alignment of Pay With Long-Term Performance

Significant Majority of Pay is Performance-Based and Not Guaranteed

Stock Ownership Requirements Require Meaningful Holdings

Double-Trigger Change in Control Vesting of Equity Awards

Clawback Policy That Applies to Our Annual Incentive Plan and Equity Awards

Proactive Engagement with Shareholders

Engage an Independent Compensation Consultant

WHAT WE DON’T DO

No Hedging or Pledging of Company Stock

No Accelerated Vesting of Equity Awards or Severance Benefits Solely Upon a Change in Control

No Tax Gross-Ups (unless related to international assignment or relocation)

No Golden Parachutes

No Repricing of Stock Options

No Supplemental Defined Benefit Pension for Executives

No Excessive Perquisites or Personal Benefits

KEY PARTICIPANTS IN THE COMPENSATION PROCESS

ROLE OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

The Compensation and Human Capital Committee reviews and approves the compensation elements and the compensation targets for each of our executive officers, including the NEOs. The Compensation and Human Capital Committee also makes determinations with respect to the AIP as it relates to our executive officers, including the approval of annual performance goals and subsequent full-year achievement against those goals. It administers all elements of the Company’s long-term incentive plan, and approves the benefits and perquisites offered to executive officers. Further, the Compensation and Human Capital Committee evaluates the Company’s compensation programs on an annual basis to ensure our plans do not induce or encourage excessive risk-taking by participants. Pursuant to its charter, the Compensation and Human Capital Committee may delegate authority to act upon specific matters to a subcommittee.

38	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

GOVERNANCE AND COMPENSATION

ROLE OF MANAGEMENT

During 2021, our CEO and Chief Human Resources Officer made recommendations to the Compensation and Human Capital Committee regarding executive compensation actions and incentive awards. The Chief Human Resources Officer serves as the liaison between the Compensation and Human Capital Committee and Pay Governance, providing internal data on an as-needed basis so Pay Governance can produce comparative analyses for the Compensation and Human Capital Committee. In 2021, the Company’s human resources, finance and legal departments supported the work of the Compensation and Human Capital Committee by providing information, answering questions and responding to various requests of committee members.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

In 2021, the Compensation and Human Capital Committee continued to use the services of Pay Governance in fulfilling its obligations under its charter, the material terms of which are described elsewhere in this Proxy Statement under the heading “Corporate Governance and Related Matters—Compensation and Human Capital Committee.”

Pay Governance attended the four regularly scheduled meetings of the Compensation and Human Capital Committee in 2021 and provided the Committee with objective expert analyses, assessments, research, and recommendations for executive compensation programs, incentives, perquisites and compensation standards. In this capacity, they provided services that related solely to work performed for, and at the direction of, the Compensation and Human Capital Committee, including analysis of material prepared by management for the Committee’s review. Pay Governance also provides advice related to compensation for directors to the Nominating and Governance Committee.

The Compensation and Human Capital Committee selected Pay Governance to serve as its independent compensation consultant only after assessing the firm’s independence. As part of its independence review, the Compensation and Human Capital Committee reviewed the Company’s relationship with Pay Governance and determined no conflicts of interest existed. The Compensation and Human Capital Committee has the sole authority to retain and terminate consultants, including Pay Governance, with respect to compensation matters.

EXTERNAL BENCHMARKING

In 2021, as in prior years, the Compensation and Human Capital Committee considered competitive market compensation data, in addition to other factors, in determining policies and programs that address executive compensation, benefits and perquisites.

For 2021 pay decisions for the CEO and CFO, the Committee reviewed a peer group of 16 companies comparable to ITT in terms of revenue, market capitalization and industry in order to better evaluate executive compensation market practices (the “Representative Peer Group”). When making pay decisions the Committee also considers other factors such as individual experience and performance, the need for critical skills and the general talent market for each senior executive. The Committee annually reviews and evaluates this Representative Peer Group to ensure it remains appropriate.

2021 Representative Peer Group

∎ AMETEK, Inc. (AME)	∎ EnPro Industries (NPO)	∎ Nordson Corporation (NDSN)

∎ Barnes Group, Inc. (B)	∎ Flowserve Corporation (FLS)	∎ Sensata (ST)

∎ Carlisle Companies Inc. (CSL)	∎ Harsco Corporation (HSC)	∎ SPX Flow Inc. (FLOW)

∎ Colfax Corporation (CFX)	∎ Hubbell Incorporated (HUBB)	∎ Woodward, Inc. (WWD)

∎ Crane Co. (CR)	∎ IDEX Corporation (IEX)

∎ Curtiss-Wright (CW)	∎ Ingersoll Rand (IR)

In August 2021, the Committee reviewed the Representative Peer Group listing and determined that no changes were necessary for 2022.

The Compensation and Human Capital Committee’s review of the external compensation market also included data and practices from general compensation surveys and other compensation survey information provided by Pay Governance. This data provides a broader view of executive compensation from companies that are similar in size and industry to ITT.

ITT INC. | 2022 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

ELEMENTS OF COMPENSATION

NEO COMPENSATION ELEMENTS AT A GLANCE

The compensation of our executive officers, including our NEOs, is reviewed in detail by the Compensation and Human Capital Committee during the first quarter of every year. NEO direct compensation for 2021 consisted of a base salary, an AIP award and LTI award, each of which is detailed below.

2021 Compensation Element	Form	Metrics & Weightings	Rationale for Providing

Base Salary	Cash	Not Applicable	Base salary is a competitive fixed pay element tied to role, experience, performance, and criticality of skills.

Annual Incentive Plan Award	Cash	∎ Adjusted EPS (20%) ∎ Adjusted Operating Margin (20%) ∎ Adjusted Free Cash Flow (20%) ∎ Adjusted Revenue (20%) ∎ Individual and Team Goals (20%)	The AIP is designed to reward achievement of the Company, business unit (where applicable) and individual performance objectives. The AIP is structured to emphasize overall performance and collaboration among the business units. It uses metrics that are fundamental short-term drivers of shareholder value. Each NEO also has 20% of his or her AIP tied to the achievement of individual and team goals. AIP may pay out from 0% to 200% of target.

Long-Term Incentive Awards	Stock	PSU Awards: ∎ Relative TSR (50%) ∎ ROIC (50%)

The LTI plan is designed to reward performance that drives long-term shareholder value through the use of three-year cliff vesting:

∎  PSUs (60% of LTI mix) provide rewards linked to stock price performance (due to denomination as ITT share units) and can go up or down based on relative TSR and ROIC, equally weighted, and aligned with long-term growth. PSUs may pay out from 0% to 200% of target.

∎  RSUs (40% of LTI mix) link compensation to absolute stock price performance and strengthen retention value.

The grant date of PSUs and RSUs is determined on the date on which the Compensation and Human Capital Committee approves these awards, which is typically in March.

The Company also provides benefits and limited perquisites to its NEOs it believes are competitive with the external market for talent. For a more detailed discussion of these benefits and perquisites, see the discussion under the heading “Benefits and Perquisites.”

2021 BASE SALARY INCREASES

The Compensation and Human Capital Committee reviewed the compensation level of each NEO compared to the Representative Peer Group and/or the external survey data. Based on the Committee’s targeted pay positioning and evaluation of each NEO’s performance, the Committee awarded a base salary merit increase effective in March 2021 only to Mary Beth Gustafsson as reflected in the following table.

Named Executive Officer	2020 Annual Base Salary	2021 Annual Base Salary	Percent Increase

Luca Savi	$1,000,000	$1,000,000	—%

Emmanuel Caprais(1)	450,000	450,000	—%

Mary Beth Gustafsson	500,000	510,000	2.0%

Ryan F. Flynn(2)	425,000	425,000	—%

Davide Barbon(3)	342,000	342,000	—%
(1)	Mr. Caprais received a salary increase in October 2020 when he was appointed to Senior Vice President and Chief Financial Officer.
(2)	Mr. Flynn received a salary increase in October 2020 associated with his appointment to Senior Vice President and President, CCT.
(3)

Mr. Barbon received a salary increase in October 2020 associated with his appointment to Senior Vice President and President, APAC, and his salary has been converted from Euro to U.S. Dollars using the 2021 average exchange rate of 1.14.

40	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL INCENTIVE PLAN

2021 ANNUAL INCENTIVE PLAN

For 2021, the AIP payout for the CEO was 156% of target and averaged 136% of target for all of the NEOs, reflecting above target achievement, on average, of annual financial goals. The Company’s AIP provides for an annual cash payment to participating executives established as a target percentage of base salary. In setting AIP awards, the Compensation and Human Capital Committee approves target AIP awards after careful consideration of external data, individual roles and responsibilities, and individual performance.

The Company pays for AIP performance that demonstrates substantial achievement of plan goals. We established strong incentives and set aggressive goals for all financial metrics. The Company must achieve a certain threshold for each of the four financial performance metrics discussed below in order for each performance component to be considered in the calculation of the AIP payout. Performance below the threshold performance level results in a zero payout for that particular performance component.

The formula to determine each NEO’s AIP total potential payment is as follows:

2021 AIP Potential Payout =
(Base Salary Rate) x (Target Award Percentage) x (AIP Performance Factor)

AIP award payouts are capped at 200% of an individual’s annual cash bonus target.

2021 AIP AWARDS PAID IN 2022

The 2021 AIP awards paid in March 2022 are as follows:

Named Executive Officer	2021 Target AIP Awards as Percentage of Base Salary	2021 AIP Target Amounts	2021 AIP Awards (Paid in 2022)	2021 AIP Awards as Percentage of Target (Paid in 2022)

Luca Savi	115%	$1,150,000	$1,794,000	156%

Emmanuel Caprais	70%	315,000	491,400	156%

Mary Beth Gustafsson	75%	382,500	520,200	136%

Ryan F. Flynn	75%	318,750	318,750	100%

Davide Barbon(1)	65%	222,300	297,882	134%
(1)	Mr. Barbon’s 2021 AIP Target and 2021 AIP Award (paid in 2022) have been converted from Euros to U.S. Dollars using the 2021 average exchange rate of 1.14.

2021 AIP PERFORMANCE METRICS AND WEIGHTINGS

Based on the Company’s 2021 business objectives, the Compensation and Human Capital Committee identified four financial performance metrics and an individual component, for the 2021 performance year, which together comprise the AIP Performance Factor.

Metric	Weighting	Reason for Selection	Details

Adjusted Earnings Per Share or Adjusted EPS	20%	Important measure of the value provided to shareholders	Adjusted EPS is defined as income from continuing operations attributable to ITT per diluted share, adjusted to exclude special items on an after-tax basis. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred.

Adjusted Free Cash Flow and Adjusted Segment Free Cash Flow	20%	Important measure of how the Company converts its net earnings into deployable cash	Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, adjusted for cash payments for restructuring costs, realignment actions, other significant items that impact current results which management views as unrelated to the Company’s ongoing operations and performance. Adjusted Free Cash Flow in this Proxy Statement does include net asbestos cash flows. Adjusted Segment Free Cash Flow is defined as segment level net cash provided by operating activities less capital expenditures, adjusted for special items and the impact of foreign currency fluctuations.

ITT INC. | 2022 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL INCENTIVE PLAN

Metric	Weighting	Reason for Selection	Details

Adjusted Operating Margin and Adjusted Segment Operating Margin	20%	Emphasizes the importance of maintaining healthy margins	Adjusted Operating Margin and Adjusted Segment Operating Margin are defined as the ratio of Adjusted Operating Income or Adjusted Segment Operating Income, over Organic Revenue, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, restructuring costs, realignment costs, certain asset impairment charges, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent significant charges or credits that impact the current results, which management views as unrelated to the Company’s ongoing operations and performance.

Organic Revenue and Organic Segment Revenue	20%	Reflects the Company’s emphasis on growth	Organic Revenue is defined as revenue, excluding the estimated impact of foreign currency fluctuations, acquisitions, and divestitures. Adjusted Segment Revenue is defined as segment level revenue excluding the estimated impact of foreign currency fluctuations, acquisitions, and divestitures. In both cases, divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation.

Individual Component	20%	Provides focus on supporting enterprise initiatives that will create growth and increase shareholder value

Each NEO establishes several personal or team goals related to Company initiatives or segment-specific initiatives that are aligned with the strategy of the business and the goals of the CEO. For 2021, the areas established at the start of the performance period were:

∎  Financial: Deliver on our financial commitments.

∎  Culture and Talent: Focus on our people and their work environment by continuing our culture journey through engaging and energizing employees around our strategy, purpose and principles, and increasing the skills of our leaders.

∎  Execution: Differentiate ourselves through safety, effectiveness and efficiency; ensure each part of the organization or segment is optimized and delivering on our commitments to our customers.

∎  Growth and Innovation: Advance technology and customer relationships to create new opportunities and growth.

∎  Capital Deployment: Drive actions to optimize the portfolio through mergers and acquisitions and organic investments.

As permitted by the ITT Annual Incentive Plan for Executive Officers, the Compensation and Human Capital Committee may exclude the impact of acquisitions, divestitures and other special items in computing AIP awards. Special items represent significant charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Special items may include, but are not limited to, asbestos-related costs, restructuring costs, realignment costs, pension settlement and other curtailment costs, certain acquisition-

related expenses, income tax settlements or adjustments, and unusual and infrequent items. The four financial performance metrics applicable to each NEO are non-GAAP financial measures and should not be considered a substitute for measures determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similar measures reported by other companies or those that we use in our Form 10-K or other external financial presentations.

2021 AIP PERFORMANCE TARGETS AND RESULTS

The Adjusted EPS, Adjusted Free Cash Flow, Adjusted Operating Margin and Organic Revenue targets were approved in February 2021 based on the Company’s operating budget. Each target, except for Adjusted Free Cash Flow, was set higher than our 2020 actual results. Our 2020 actual Adjusted Free Cash Flow was relatively high due to our conservative spending and investment during the height of the pandemic. In addition, our 2021 Adjusted Free Cash Flow target included significant expected investment. The Compensation and Human Capital Committee reviewed the operating budget with management to ensure the targets were appropriate and determined the achievement of the combination of financial goals would be challenging and reflect strong performance. In addition to these metrics, ITT Inc. and each of the business segments have working capital financial targets that if not achieved will result in up to a 5 point reduction of the final AIP financial score. The table below sets forth the target and actual results for each 2021 AIP financial performance metric at the corporate level.

42	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL INCENTIVE PLAN

ITT INC. FINANCIAL PERFORMANCE TARGETS

The financial targets for Mr. Savi, Mr. Caprais and Ms. Gustafsson reflect ITT Inc. targets.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Results	2021 Payout

Adjusted Earnings Per Share	$3.24	$3.60	$3.96	$4.05	200.0%

Adjusted Free Cash Flow	$263.0M	$309.5M	$371.4M	$333.9M	139.6%

Adjusted Operating Margin	13.8%	15.4%	17.7%	15.9%	124.8%

Organic Revenue	$2,367M	$2,630M	$2,893M	$2,796M	163.2%

SEGMENT FINANCIAL PERFORMANCE TARGETS

The financial targets for Mr. Flynn and Mr. Barbon reflect their business segments, in addition to the ITT Inc. Adjusted Earnings Per Share target. The business segments receive an additional benefit to their financial score and bonus payout pool when ITT Inc. exceeds its financial targets. For 2021, Mr. Flynn received an additional 14 points toward his AIP financial score and Mr. Barbon received an additional 17 points toward his AIP financial score as a result of ITT Inc. exceeding its financial targets, which are not reflected in the tables below.

Financial Targets and results of the CCT business segment, which apply to Mr. Flynn, are in the table below.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Results	2021 Payout

Adjusted Segment Free Cash Flow	$88.8M	$104.5M	$125.4M	$73.6M	0.0%

Adjusted Segment Operating Margin	14.0%	15.5%	17.8%	15.4%	95.4%

Organic Segment Revenue	$493M	$548M	$603M	$559M	119.2%

Financial Targets and results of the APAC region, which apply to Mr. Barbon, are in the table below.

Metric	Threshold (50%)	Target (100%)	Maximum (200%)	2021 Results	2021 Payout

Adjusted Segment Free Cash Flow	$82.5M	$97.1M	$116.5M	$83.9M	54.7%

Adjusted Segment Operating Margin	19.0%	21.1%	24.3%	21.4%	110.5%

Organic Segment Revenue	$407M	$452M	$497M	$435M	81.7%

AIP INDIVIDUAL COMPONENT CONSIDERATIONS

Each NEO has 20% of their AIP bonus target based on the individual component, which rewards achievement of their individual and team goals. The Compensation and Human Capital Committee considered the following achievements when determining the individual component payout of each NEO. The considerations for the CEO were described previously in the “Executive Summary.”

∎	Emmanuel Caprais, Senior Vice President and Chief Financial Officer:

●	Supported delivery of strong financial results in a challenging environment

●	Drove strategic capital deployment and provided key support for ITT’s asbestos liability divestiture

●	Increased engagement with ITT’s investors
∎	Mary Beth Gustafsson, Senior Vice President and General Counsel:

●	Managed execution of strategic legal matters providing a financial benefit to ITT

●	Deeply involved in strategy and M&A decision-making

●	Played a critical role in ITT’s asbestos liability divestiture

∎	Ryan F. Flynn, Senior Vice President and President, CCT:

●	Continued to lead the recovery of CCT’s financial performance

●	Strengthened CCT leadership team through hiring and promotion of key leadership talent

●	Positioned CCT strategy and team toward profitable growth

ITT INC. | 2022 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL INCENTIVE PLAN

∎	Davide Barbon, Senior Vice President and President, APAC:

●	Led APAC team to deliver strong financial performance in a challenging environment

●	Provided hands-on leadership to deliver continuous operational improvement throughout APAC region

●	Developed and improved the APAC leadership team

2021 LONG-TERM INCENTIVE COMPENSATION

In 2021, the Compensation and Human Capital Committee approved two types of grants for the Company’s annual LTI awards with each addressing long-term shareholder value alignment in different ways. The Committee believes that granting a combination of PSUs and RSUs provides alignment with shareholder interests, retention value and a direct connection between pay and the performance of our Company over the long term. The 2021 LTI award grants for our NEOs were allocated as follows:

60% PSUs	+	40% RSUs

The following table shows the target value of the 2021 LTI award grants made to NEOs in March 2021 as part of the Company’s annual compensation process. These LTI values were determined by taking into account base pay and annual incentive values, assessing market competitive total compensation levels and seeking to find an appropriate mix of fixed versus variable and short-term versus long-term incentives. These values also considered each NEO’s role, potential long-term contribution, performance, experience and skills.

Named Executive Officer	PSUs (Target Award)	RSUs	Total(1)

Luca Savi	$2,520,000	$1,680,000	$4,200,000

Emmanuel Caprais	540,000	360,000	900,000

Mary Beth Gustafsson	468,000	312,000	780,000

Ryan F. Flynn	300,000	200,000	500,000

Davide Barbon	228,000	152,000	380,000
(1)

The values in this table reflect target amounts approved by the Compensation and Human Capital Committee; the values reported in the SCT and the Grants of Plan-Based Awards tables present the grant date fair value as calculated under GAAP.

PERFORMANCE STOCK UNITS

PSUs are settled in shares after a three-year performance vesting period, with performance tied equally to the Company’s three-year TSR performance relative to a group of peer companies and the Company’s ROIC.

Delivery of shares generally requires employment throughout the three-year performance period. PSUs provide alignment with absolute stock performance, relative stock performance, Company performance and potential retention value. For each eligible employee, there may be up to three outstanding PSU award periods at any time. No dividend equivalents are paid on unvested PSUs.

ROIC (50% WEIGHTING)

∎	The Compensation and Human Capital Committee approved ROIC as a metric to align executive pay with the Company’s performance in driving efficient and disciplined deployment of capital.
∎	The ROIC target is a three-year average of the annual ROIC results within the performance period.

∎	ROIC for the 2021 PSUs is a percentage that will be calculated by dividing (A) after-tax income from continuing operations attributable to the Company, adjusted to exclude the after-tax impact from special items, interest income or expense and amortization of expense from intangible assets by (B) average total assets from continuing operations, less asbestos-related assets (including deferred tax assets on asbestos-related matters) and non-interest bearing current liabilities for the five preceding quarterly periods. Special items represent significant charges or credits that impact results, such as unbudgeted acquisitions or divestitures, but may not be related to the Company’s ongoing operations and performance, as disclosed in the Company’s filings with the SEC.

∎	The ROIC targets for each unvested PSU award are 12.7% for 2020, 12.2% for 2021 and 14.4% for 2022. The 2020

44	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2021 LONG-TERM INCENTIVE COMPENSATION

ROIC target was established in February 2020, before the impact of the pandemic was known. The 2021 ROIC target was set in February 2021 during the pandemic and at a time when there was significant uncertainty in the markets that we serve. The 2022 ROIC target was set with an expectation that our markets will stabilize and grow over the next three years. The ROIC targets will be adjusted annually during the performance period for certain one-time events such as material acquisitions or divestitures and changes in law or accounting principles.

RELATIVE TSR (50% WEIGHTING)

∎	Relative TSR was selected by the Committee to ensure executive compensation is aligned with shareholder value creation.
∎	The relative TSR peer group includes companies in the S&P 400 Capital Goods index and additional companies from the transportation and industrial pump/flow industries (collectively, the “peer companies”) in order to provide a broad set of companies that align with ITT’s portfolio mix.

∎	TSR performance is measured by comparing the average closing stock price for the month of December prior to the start of the three-year performance cycle, to the average closing stock price for the month of December that concludes the three-year performance.

∎	Vesting at the end of the applicable three-year performance period is based on the Company’s TSR performance ranked against the TSR performance of the other companies within the TSR peer group.

If Company’s Relative Total Shareholder Return Performance is:	Payout Factor for TSR Component of PSUs*

at the 80th percentile or greater	200%

at the 50th percentile	100%

at the 35th percentile	50%

less than the 35th percentile	0%
*	Payouts for performance between the percentiles shown are interpolated.

PAYOUT ON PSUs GRANTED IN 2019

In 2019, ITT granted PSUs to certain executives, including each of the NEOs. The three-year performance targets were based equally on the Company’s TSR performance relative to the performance of companies in the S&P 400 Capital Goods Index and additional companies from the transportation and industrial pump/flow industries, and the Company’s ROIC performance. The payout of the 2019 PSUs was 128% of target based on the following results:

∎	2019-2021 ROIC Results (50% weighting): ITT’s ROIC 3-year average ROIC was 11.8%, which was lower than the target of 12.5%. The payout for the ROIC metric was 70% of target.

∎	2019-2021 Relative TSR Results (50% weighting): During the three-year performance period, ITT’s TSR was at the 76th percentile of the peer companies. The payout for the TSR metric was 185% of target.

RESTRICTED STOCK UNITS

RSUs are settled in shares after a three-year vesting period and provide alignment with stock performance and retention value. Grants of RSUs provide NEOs with stock ownership of ITT shares after the restrictions lapse. NEOs receive RSU awards because, in the judgment of the Compensation and Human Capital Committee, and based on management recommendations, these individuals are in positions most likely to influence the achievement of the Company’s long-term value creation goals and to create shareholder value over time. The Compensation and Human Capital Committee reviews all grants of RSUs for executive officers prior to the award, including awards based on performance, retention-based awards, and awards contemplated for new employees as part of employment offers. The CEO has the authority to grant RSUs to other employees in certain situations. These grants are reviewed by the Compensation and Human Capital Committee at its next scheduled meeting. RSUs do not grant dividend or voting rights to the holder over the vesting period, however, dividend equivalents are accrued and paid after vesting. In certain cases, such as for new hires or to facilitate retention, selected employees may receive RSUs subject to different vesting terms.

ITT INC. | 2022 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

BENEFITS AND PERQUISITES

TRANSITION-RELATED GRANTS

In addition to annual LTI awards, the Compensation and Human Capital Committee may award other grants in the form of PSUs, RSUs or stock options. These grants are used to attract new senior executives to ITT, provide additional retention incentive or reward extraordinary performance. The Compensation and Human Capital Committee did not approve any transition awards for NEOs in 2021.

BENEFITS AND PERQUISITES

All of the NEOs are eligible to participate in the Company’s broad-based U.S. employee benefits program other than Mr. Barbon, who is employed by ITT Italy Holdings s.r.l. and is on international assignment in Shanghai, China. The program includes the ITT Retirement Savings Plan, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans.

All of the NEOs except for Mr. Barbon, together with most of the Company’s other salaried employees who work in the United States, participate in the ITT Retirement Savings Plan, a tax-qualified savings plan, which allows employees to contribute to the plan on a before-tax basis, on an after-tax basis, or as a Roth contribution. The Company makes a core contribution of 3% or 4% of pay to the plan for all eligible employees and matches 50% of employee contributions, up to 6% of pay. The core contribution is 3% for employees whose age plus years of service is less than 50, and 4% for employees whose age plus years of service is at least 50.

The Company provides only those perquisites it considers to be reasonable and consistent with competitive practices. Perquisites available for our U.S.-based NEOs are financial and estate planning reimbursement of up to $15,000 per year. Mr. Barbon receives a company car, which is a common market practice for senior executives based in Shanghai, China.

Amounts reported as perquisites also include reimbursement of certain relocation-related expenses, which are described in detail in the notes to the “All Other Compensation Table” in the section entitled “Compensation Tables.”

RETIREMENT AND BENEFITS PLAN FOR MR. BARBON

Mr. Barbon is employed by ITT’s Italian subsidiary and is eligible for statutory retirement and health and welfare benefits that are generally provided to our employees in Italy that have the classification of Dirigenti (Executive). He also participates in a Motion Technologies (Italy) supplemental retirement plan provided under the terms of the collective bargaining agreement applicable to executives of industrial companies. These benefits are provided in addition to the

Italian government-provided retirement benefits.

During Mr. Barbon’s assignment in China, he and his family are covered by ITT’s international healthcare plan, which covers all employees that participate in an international assignment.

OTHER COMPENSATION AND BENEFITS

POST-EMPLOYMENT COMPENSATION

ITT DEFERRED COMPENSATION PLAN

For periods prior to 2020, Mr. Caprais and Ms. Gustafsson were eligible to participate in the ITT Deferred Compensation Plan. This plan provided U.S. executives an opportunity to defer receipt of between 2% and 90% of any AIP awards they earned. The amount of deferred compensation ultimately would also reflect the performance of benchmark investment funds made available under the plan as selected by the executive. Participants in the ITT Deferred Compensation Plan may elect a fund that tracks the performance of ITT’s common stock. Beginning in 2020, executives were no longer able to defer compensation under the ITT Deferred Compensation Plan, but will still be entitled to receive any compensation deferred prior to 2020 in accordance with the plan.

SEVERANCE PLAN ARRANGEMENTS

The Company maintains severance arrangements for most of its senior executives, including all of the NEOs. These arrangements are included in two plans, one covering most severance circumstances (the “ITT Senior Executive Severance Pay Plan”), and the other covering severance following a change-in-control event (the “ITT Senior Executive Change in Control Severance Pay Plan”). These plans do not allow for the payment of tax gross-ups on severance pay or other benefits. These plans are periodically reviewed by the Compensation and Human Capital Committee.

The purpose of the ITT Senior Executive Severance Pay Plan is to provide a period of transition for senior executives upon

46	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

POLICIES

termination of employment. The terms of the ITT Senior Executive Severance Pay Plan apply to Mr. Savi, Mr. Caprais, Ms. Gustafsson, and Mr. Flynn. The severance terms for Mr. Barbon are covered under the National Collective Agreement for the Industrial Sector Managers in Italy. This agreement provides Mr. Barbon with termination benefits in the event his employment is terminated for other than cause. Senior executives who are full-time salaried employees of the Company or any subsidiary, who are paid under a U.S. payroll and who report directly to the CEO are covered by the ITT Senior Executive Severance Pay Plan. The plan generally provides for severance payments if the Company terminates a senior executive’s employment without cause. In the event any payment would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code, as amended (the “Code”), then the aggregate of all payments would be reduced so the present value of the aggregate of all payments is maximized, but is not subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code.

The purpose of the ITT Senior Executive Change in Control Severance Pay Plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined under the heading “Compensation Tables— Potential Post-Employment Compensation—Change in Control Arrangements”) including a change in control. The ITT Senior Executive Change in Control Pay Plan applies to all NEOs. The provisions of this plan are specifically designed to address the inability of senior executives to influence the Company’s future performance after certain change of control events. The plan is structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments in the case of an acceleration event and qualifying termination of employment.

These plans, including the potential post-employment payments our NEOs would receive pursuant to these plans, are described in more detail elsewhere in this Compensation Discussion and Analysis under the heading “Compensation Tables—Potential Post-Employment Compensation.” The severance plans apply to our key employees as defined by Section 409A of the Code.

POLICIES

THE ROLE OF RISK AND RISK MITIGATION

The Compensation and Human Capital Committee regularly reviews risk factors associated with our businesses in determining compensation structure and pay practices. The structure of the Board’s committees facilitates this evaluation and determination. Further, overall enterprise risk is considered and discussed at Board meetings, providing additional important information to the Compensation and Human Capital Committee. The CEO attends those portions of the Compensation and Human Capital Committee meetings at which plan features and design configurations of our annual and LTI plans are considered and approved.

ITT INC. | 2022 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

POLICIES

We believe our executive compensation program appropriately balances risk with maximizing long-term shareholder value. The following features of our executive compensation program help to contribute to the achievement of this goal.

Emphasis on Long- Term Compensation	By granting long-term incentive compensation at 40% to 67% of our NEOs’ total compensation package, the Compensation and Human Capital Committee believes it is encouraging strategies that correlate with the long-term interests of the Company. Our LTI awards, described elsewhere in this Compensation Discussion and Analysis under the heading “2021 Long-Term Incentive Compensation,” feature a three-year vesting threshold at the senior vice president level and above, encouraging behavior focused on long-term value creation. PSUs focus on ITT’s three-year TSR and ROIC performance, encouraging behavior focused on long-term goals.

Pay Mix	16% to 36% of total target compensation is fixed for NEOs while the remaining total compensation is tied to performance, consistent with our pay-for-performance philosophy. As scope of responsibility increases, the amount of performance-based pay increases and fixed pay decreases relative to other officers. Our incentive design provides multiple performance time frames and a variety of financial measures that are intended to drive profitable and sustained growth.

Clawback Policy	We have a policy that provides for recoupment of performance-based compensation, if the Board determines a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Company’s financial results. In such a situation, the Board will review all compensation awarded to, or earned by, that senior executive on the basis of our financial performance during fiscal periods materially affected by the restatement. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Board’s view, the compensation related to our financial performance would have been lower if it had been based on the restated results, the Board will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The policy covers all executives that receive PSUs, including our NEOs.

Required Executive Stock Ownership	NEOs are required to own Company shares or share equivalents with a value equal to a multiple of their base salary, as discussed in more detail below. We believe this requirement aligns their interests with the interests of the Company’s shareholders and also discourages behavior that places focus only on the short-term.

Prohibition Against Speculating, Hedging or Pledging Stock	We have a policy prohibiting employees from hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions, such as puts, calls, and listed and unlisted options. We also prohibit employees from pledging Company securities as collateral for a loan.

Rule 10b5-1 Trading Plans	The Board has authorized the use by executive officers of prearranged trading plans under Rule 10b5-1 under the Exchange Act. Rule 10b5-1 permits insiders to adopt predetermined plans for selling specified amounts of stock or exercising stock options under specified conditions and at specified times. Executive officers may only enter into a trading plan during an open trading window and they must not possess material nonpublic information regarding the Company at the time they adopt the plan. Using trading plans, insiders can diversify their investment portfolios while avoiding concerns about transactions occurring at a time when they might possess material nonpublic information. Generally, under these trading plans, the individual relinquishes control over the transactions once the plan is put into place. Accordingly, sales may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving the Company. Both new plans and modifications are subject to a mandatory “waiting period” designed to safeguard the plans from manipulation or market timing. Trading plans adopted by executive officers are reviewed and approved by our legal department.

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COMPENSATION DISCUSSION AND ANALYSIS

POLICIES

EXECUTIVE STOCK OWNERSHIP GUIDELINES

The Company maintains stock ownership guidelines for all of its executive officers, including the NEOs. Executive officers have five years in order to meet the guidelines.

Stock ownership guidelines for officers specify the desired levels of Company stock ownership and encourage a set of behaviors for each officer to reach the guideline levels. The guidelines specify expected stock ownership levels expressed as a multiple of base salary, as set forth in the table below. Only the following equity holdings count toward achieving these ownership levels: shares owned outright, Company unvested RSUs, shares held in the Company’s dividend reinvestment plan, shares owned in the ITT Retirement Savings Plan, and “phantom” shares held in a fund that tracks an index of the Company’s stock in the deferred compensation plan. Unvested PSUs, which comprise a significant percentage of total compensation for the CEO and other NEOs, do not count towards the achievement of our executive stock ownership guidelines. The guidelines, and compliance with the guidelines, are monitored periodically. As of December 31, 2021, all NEOs either have met the guidelines, or are on track to meet the guidelines.

Chief Executive Officer	6 x Annual Base Salary

Executive Vice Presidents	4 x Annual Base Salary

Senior Vice Presidents	3 x Annual Base Salary

Selected Vice Presidents	1 x Annual Base Salary

HEDGING POLICY

Our NEOs are subject to the Company’s hedging policy described at page 18.

CONSIDERATIONS OF TAX AND ACCOUNTING IMPACTS

In establishing total compensation for the executive officers, the Compensation and Human Capital Committee has considered the effect of Section 162(m) of the Code and the accounting rules associated with the Company’s compensation programs. As a general matter, Section 162(m) disallows a tax deduction for compensation over $1,000,000 paid for any fiscal year to the CEO, the CFO and the three other highest-paid NEOs.

The Compensation and Human Capital Committee did not design the 2021 executive compensation program to preserve the deductibility of compensation that is paid to executive officers, as it did prior to the adoption of the Tax Cuts and Jobs Act of 2017.

ITT INC. | 2022 PROXY STATEMENT	49

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation earned by each of our NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Comp(2)	Change in Pension Value and Non-qualified Deferred Comp Earnings	All Other Comp(3)	Total
Luca Savi Chief Executive Officer and President	2021	$996,922	$—	$4,723,075	$1,794,000	$—	$168,132	$7,682,129
	2020	832,307	$—	3,993,378	946,000	—	853,695	6,625,380
	2019	900,000	—	3,498,822	1,314,000	—	1,355,751	7,068,573
Emmanuel Caprais Senior Vice President and Chief Financial Officer	2021	450,000	—	1,012,655	491,400	—	46,933	2,000,988
	2020	377,042	—	794,785	231,530	—	36,982	1,440,339

Mary Beth Gustafsson Senior Vice President and General Counsel	2021	508,080	—	877,404	520,200	—	66,646	1,972,330
	2020	445,385	—	820,020	285,000	—	58,497	1,608,902
	2019	480,174	—	820,519	502,490	—	75,576	1,878,759
Ryan F. Flynn Senior Vice President and President, Connect & Control Technologies	2021	418,461	—	562,805	318,750	—	173,093	1,473,109
	2020	367,061	—	399,626	161,105	—	305,093	1,232,885

Davide Barbon(4) Senior Vice President and President, APAC	2021	342,000	—	427,554	297,882	—	382,289	1,449,725

(1)

Amounts include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for PSUs and RSUs. A discussion of the assumptions used in calculating these values may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K.

(2)

As described in the “2021 Annual Incentive Plan” section of the Compensation Discussion and Analysis, the amounts reported reflect compensation earned for performance under the annual incentive compensation program for that year.

(3)	Amounts in this column for 2021 represent items specified in the All Other Compensation Table below.
(4)	Mr. Barbon’s compensation was converted from Euros to U.S. Dollars using the 2021 average exchange rate of 1.14.

50	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES

ALL OTHER COMPENSATION TABLE

ALL OTHER COMPENSATION TABLE

	Luca Savi	Emmanuel Caprais	Mary Beth Gustafsson	Ryan F. Flynn	Davide Barbon

Executive Perquisites:

Financial Counseling(1)	$5,000	$2,600	$5,320	$—	$—

Company Car	—	—	—	—	—

Assignment and Relocation Expense(2)	21,993	—	—	142,174	346,887

Total Perquisites	26,993	2.600	5,320	142,174	346,887

All Other Compensation:

Tax Reimbursements(3)	—	—	—	3,949	—

Insurance Benefits(4)	4,862	720	3,636	756	—

Retirement Plan Contributions(5)	136,277	43,613	57,690	26,214	35,402

Total All Other Compensation	$168,132	$46,933	$66,646	$173,093	$382,289

(1)	Amounts represent taxable financial and estate planning services fees paid during 2021.
(2)

Mr. Barbon is on an international assignment in China. ITT provides allowances for the costs that Mr. Barbon and his family incur in excess of their costs had they remained in Italy. The total amount includes: housing costs ($150,639), cost for his children to attend school ($45,292), cost of living and hardship allowances ($62,187), transportation costs ($44,617) and other assignment related costs including immigration. Mr. Flynn relocated his family from China to the U.S. in early 2021. The cost of the relocation was $142,174, which included fees for the shipment of household goods, and temporary housing and auto rental. Mr. Savi has remaining tax credits from his previous assignment. As such, ITT engages KPMG to continue to provide tax services.

(3)

Under ITT’s International Assignment policy, employees on assignment to another country maintain the tax treatment they would have received if they remained in their home country. Any incremental home or host country taxes associated with the assignment are paid by the Company. Mr. Flynn relocated to the U.S. and received temporary housing under the ITT Relocation Policy. As such, some relocation payments are taxable and the Company paid $3,949 in 2021.Tax gross-ups are only permitted as they relate to international assignments or relocation.

(4)	Amounts include taxable group term-life insurance premiums attributable to each U.S. based NEO.
(5)

Amounts represent the total employer contributions under the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan. 2021 contributions to the ITT Retirement Savings Plan are: $20,572 for Mr. Savi, $16,206 for Mr. Caprais, $22,475 for Ms. Gustafsson, and $8,840 for Mr. Flynn. Contributions to the ITT Supplemental Retirement Savings Plan are discussed in the 2021 Nonqualified Deferred Compensation Table. The amount for Mr. Barbon includes the employer contribution to the Italian statutory termination indemnity fund (Previndai) that would be paid upon his termination from the Company and have been converted from euros to U.S. dollars using a 2021 average exchange rate of 1.14.

ITT INC. | 2022 PROXY STATEMENT	51

COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS IN 2021

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table provides information about 2021 equity and non-equity awards for the NEOs. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2021 AIP) and estimated future payouts under 2021 equity incentive plan awards, which consist of potential payouts related to the PSUs granted in 2021 for the 2021-2023 performance period. Also provided is the number of shares underlying all other stock awards, which for 2021 were composed solely of RSU awards. The grants in the following table were made under the 2011 Omnibus Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value: Equity Incentive Plan Awards(4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Luca Savi	3/4/2021	575,000	1,150,000	2,300,000

	3/4/2021				15,438	30,875	61,750		3,042,731

	3/4/2021							19,940	1,680,344

Emmanuel Caprais	3/4/2021	157,500	315,000	630,000

	3/4/2021				3,310	6,620	13,240		652,401

	3/4/2021							4,275	360,254

Mary Beth Gustafsson	3/4/2021	191,250	382,500	765,000

	3/4/2021				2,868	5,735	11,470		565,184

	3/4/2021							3,705	312,220

Ryan F. Flynn	3/4/2021	159,375	318,750	637,500

	3/4/2021				1,840	3,680	7,360		362,664

	3/4/2021							2,375	200,141

Davide Barbon	3/4/2021	111,150	222,300	444,600

	3/4/2021				1,398	2,795	5,590		275,447

	3/4/2021							1,805	152,107

(1)

Amounts reflect the threshold, target and maximum payment levels, respectively, if an award payout is achieved under the AIP. These potential payments are based on achievement of specific performance metrics and are completely at risk. The AIP Target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target, and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.

(2)

Amounts reflect the threshold, target and maximum unit levels, respectively, of potential PSU award payouts. These potential unit amounts are based on achievement of specific performance metrics and are completely at risk. The PSU is computed based upon the applicable range of net estimated payments denominated in units where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target. Zero payment is possible for performance below the threshold.

(3)	Amounts reflect RSU awards granted in 2021 to the NEOs.
(4)

Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for PSU and RSU awards granted to the NEOs in 2021. A discussion of assumptions relating to these LTI awards may be found in Note 17, Long-Term Incentive Employee Compensation, to the Consolidated Financial Statements in our 2021 Form 10-K.

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COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Luca Savi	3/5/2013	10,290	—	—	26.76	3/5/2023	—	—	—	—

	3/4/2014	6,385	—	—	43.52	3/4/2024	—	—	—	—

	2/25/2015	7,095	—	—	41.52	2/25/2025	—	—	—	—

	2/19/2016	16,520	—	—	33.01	2/19/2026	—	—	—	—

	3/4/2019	—	—	—	—	—	21,935	2,241,538	43,356	4,430,550

	3/4/2020	—	—	—	—	—	24,850	2,539,422	19,278	1,970,019

	3/4/2021	—	—	—	—	—	19,940	2,037,669	15,438	1,577,609

Emmanuel Caprais	3/4/2019	—	—	—	—	—	720	73,577	1,898	193,957
	5/23/2019	—	—	—	—	—	288	29,431	—	—

	3/4/2020	—	—	—	—	—	1,800	183,942	930	95,037

	3/16/2020	—	—	—	—	—	796	81,343	420	42,920

	10/1/2020	—	—	—	—	—	2,735	279,490	2,125	217,154

	3/4/2021	—	—	—	—	—	4,275	436,862	3,310	338,249

Mary Beth Gustafsson	3/4/2019	—	—	—	—	—	5,145	525,768	10,166	1,038,864
	3/4/2020	—	—	—	—	—	5,105	521,680	3,958	404,468

	3/4/2021	—	—	—	—	—	3,705	378,614	2,868	293,081

Ryan F. Flynn	3/4/2019	—	—	—	—	—	2,400	245,256	4,748	485,198
	3/4/2020	—	—	—	—	—	2,485	253,942	1,930	197,227

	3/4/2021	—	—	—	—	—	2,375	242,701	1,840	188,030

Davide Barbon	3/4/2019	—	—	—	—	—	583	59,577	1,540	157,373

	3/4/2020	—	—	—	—	—	1,310	133,869	678	69,285

	10/15/2020	—	—	—	—	—	935	95,548	725	74,088

	3/4/2021	—	—	—	—	—	1,805	184,453	1,398	142,862

(1)

RSUs generally vest 100% on the third anniversary of the grant date. PSUs vest upon the completion of a three-year performance period beginning January 1 of the grant year and are shown at threshold payout, with the exception of the PSUs granted on March 4,2019, which are shown at 128% of target based on the actual three-year relative TSR and ROIC results.

(2)

Reflects the Company’s closing stock price of $102.19 on December 31, 2021. Under the Equity Incentive Plan Awards column, the 2019 PSUs granted on March 4, 2019 vested on December 31, 2021 and are shown at 128% of target based on three-year TSR and ROIC results.

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COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTED IN 2021

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table provides information regarding the values realized by our NEOs upon the exercise of stock options and the vesting of stock awards in 2021.

	Option Awards		Stock Awards
Named Executive Officer	# of Shares Acquired on Exercise	Value Realized on Exercise	# of Shares Acquired on Vesting	Value Realized on Vesting

Luca Savi(1)	13,295	$911,073	37,181	$3,081,933

Emmanuel Caprais	—	—	4,291	362,911

Mary Beth Gustafsson	—	—	18,103	1,500,558

Ryan F. Flynn	—	—	2,483	205,816

Davide Barbon	—	—	4,599	383,180

(1)

On March 8, 2022, Mr. Savi exercised stock options that would otherwise expire. The exercise included shares sold to pay the exercise price of the stock options, to cover withholding taxes, and to pay broker fees and commissions, pursuant to a broker-assisted sell to cover. Mr. Savi holds the net shares.

2021 PENSION BENEFITS

Effective on October 31, 2011, all of the Company’s pension benefits for salaried US employees were frozen, and the cumulative liability of these benefits was assumed by Exelis

Inc. None of our NEOs were U.S. employees prior to October 31, 2011, and therefore none are eligible for pension benefits.

2021 NONQUALIFIED DEFERRED COMPENSATION

ITT DEFERRED COMPENSATION PLAN

The ITT Deferred Compensation Plan is a tax deferral plan that was frozen to new deferrals effective as of 2020. The ITT Deferred Compensation Plan permitted eligible employees with a base salary of at least $200,000 to defer between 2% and 90% of their AIP payment. The AIP amount deferred is included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation. Withdrawals under the plan are available on payment dates elected by participants at the time of the deferral election. The withdrawal election is irrevocable, except in cases of demonstrated hardship due to an unforeseeable emergency as provided by the ITT Deferred Compensation Plan. Amounts deferred will be unsecured general obligations of the Company to pay the deferred compensation in the future and employees will have the rights of an unsecured general creditor with respect to those funds.

Participants can elect to have their account balances allocated into one or more of the 25 phantom investment funds (including a phantom Company stock fund) and can change their investment allocations on a daily basis. All plan accounts are maintained on the accounts of the Company and investment earnings are credited to a participant’s account (and charged to corporate earnings) to mirror the investment returns achieved by the investment funds chosen by that participant.

A participant can establish up to six “accounts” into which AIP award deferrals are credited and he or she can elect a different form of payment and a different payment commencement date for each “account.” One account may be selected based on a termination date (the “Termination Account”) and five accounts are based on employee-specified dates (each a “Special Purpose Account”). Each Special Purpose Account and Termination Account may have different investment and payment options. Termination Accounts will be paid in the seventh month following the last day worked. Changes to Special Purpose Account distribution elections must be made at least 12 months before any existing benefit payment date, may not take effect for at least 12 months, and must postpone the existing benefit payment date by at least five years. Additionally, Termination Account distribution elections are irrevocable.

54	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES

2021 NONQUALIFIED DEFERRED COMPENSATION

The table below shows the annual rate of return for the funds available under the ITT Deferred Compensation Plan, as reported by the administrator for the calendar year ended December 31, 2021.

Name of Fund	Rate of Return 1/1/21 to 12/31/21	Name of Fund	Rate of Return 1/1/21 to 12/31/21

Fixed Rate Option(1)	3.05%	American Funds EuroPacific Growth (REREX)	2.49%

PIMCO Total Return Institutional (PTTRX)	(0.84)%	First Eagle Overseas A (SGOVX)	4.94%

PIMCO Real Return Institutional (PRRIX)	5.67%	Lazard Emerging Markets Equity Open (LZOEX)	5.13%

T Rowe Price High Yield (PRHYX)	5.18%	Clearbrige Small Cap Growth IS (LMOIX)	12.34%

Dodge & Cox Stock (DODGX)	31.73%	DFA US Targeted Value I (DFFVX)	38.80%

American Funds Growth Fund of America R4 (RGAEX)	19.27%	Invesco Global Real Estate A (AGREX)	25.26%

Vanguard 500 Index Admiral (VFIAX)	28.66%	Model Portfolio(2) — Conservative	4.00%

Vanguard Selected Value Inv (VASVX)	27.75%	Model Portfolio(2) — Moderate Conservative	8.41%

Artisan Mid Cap (ARTMX)	10.34%	Model Portfolio(2) — Moderate	12.71%

Hartford Schroders Int’l Multi-Cap Value S (SIDRX)	13.91%	Model Portfolio(2) — Moderate Aggressive	16.50%

Vanguard Federal Money Market Inv (VMFXX)	0.01%	Model Portfolio(2) — Aggressive	20.50%

Vanguard Total Bond Market Index Adm (VBTLX)	(1.67)%	ITT Stock Fund (ITT)	33.97%

Vanguard Developed Markets Index Adm (VTMGX)	11.43%

(1)	The Fixed Rate Option rate is based on guaranteed contractual returns from the insurance company provider.
(2)	The returns shown in the model portfolio are not subsidized by the Company, but represent returns for a managed portfolio based on funds available to deferred compensation participants.

ITT SUPPLEMENTAL RETIREMENT SAVINGS PLAN

Since federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts to the tax-qualified plan ($290,000 in 2021), the Company has established and maintains a non-qualified unfunded ITT Supplemental Retirement Savings Plan to allow for Company contributions based on base salary and actual annual bonus paid in excess of these limits. All balances under this plan are maintained on the books of the Company and earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Effective January 1, 2012, the plan was amended to no longer permit employee contributions.

ITT INC. | 2022 PROXY STATEMENT	55

COMPENSATION TABLES

POTENTIAL POST-EMPLOYMENT COMPENSATION

2021 NONQUALIFIED DEFERRED COMPENSATION TABLE

The table below shows nonqualified deferred compensation activity for the NEOs for 2021.

Name	Executive Contributions Last Fiscal Year(1)	Registrant Contributions Last Fiscal Year(2)	Aggregate Earnings Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

Luca Savi

Non-qualified savings	$—	$115,705	$3,286	$—	$233,747

Deferred compensation	—	—	—	—	—

TOTAL	$—	$115,705	$3,286	$—	$233,747

Emmanuel Caprais

Non-qualified savings	$—	$27,407	$1,775	$—	$117,042

Deferred compensation	—	—	—	—	—

TOTAL	$—	$27,407	$1,775	$—	$117,042

Mary Beth Gustafsson

Non-qualified savings	$—	$35,215	$3,918	$—	$241,107

Deferred compensation	—	—	31,745	—	1,072,571

TOTAL	$—	$35,215	$35,663	$—	$1,313,678

Ryan F. Flynn

Non-qualified savings	$—	$17,374	$102	$—	$17,476

Deferred compensation	—	—	—	—	—

TOTAL	$—	$17,374	$102	$—	$17,476

Davide Barbon(3)

Non-qualified savings	$—	$—	$—	$—	$—

Deferred compensation	—	—	—	—	—

TOTAL	$—	$—	$—	$—	$—

Note:

“Non-qualified savings” represent amounts in the ITT Supplemental Retirement Savings Plan. “Deferred compensation” earnings under the ITT Deferred Compensation Plan are calculated by reference to actual earnings of the investment funds as provided in the table above.

(1)	Employee contributions to the ITT Deferred Compensation Plan were frozen in 2020.
(2)	Amounts represent the core, match and applicable transition employer contributions into the ITT Supplemental Retirement Savings Plan (Non-qualified savings).
(3)	Mr. Barbon is employed by ITT’s Italian subsidiary and is not eligible for nonqualified deferred compensation.

POTENTIAL POST-EMPLOYMENT COMPENSATION

The potential post-employment compensation tables reflect the amount of compensation payable to each of the NEOs in the event their ITT employment ceases, including voluntary termination, termination for cause, death or disability, termination without cause, or termination in connection with a change of control. Post-separation compensation of our NEOs, other than Mr. Barbon, is governed by the ITT Senior Executive Severance Pay Plan. In addition, post-separation compensation of all of our NEOs is governed by the ITT Senior Executive Change in Control Severance Pay Plan (applicable to situations involving a change of control) and our equity award agreements.

The amounts shown in the potential post-employment compensation tables are estimates, assuming the triggering event occurred on December 31, 2021, including amounts that would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on the closing price of the Company’s stock on December 31, 2021, the last trading day of 2021, which was $102.19.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

56	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL POST-EMPLOYMENT COMPENSATION

PAYMENTS AND BENEFITS PROVIDED GENERALLY TO SALARIED EMPLOYEES

The amounts shown in the tables in this section do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

∎	Accrued salary and vacation pay; and
∎	Distributions of plan balances under the ITT Retirement Savings Plan and amounts under the ITT Supplemental Retirement Savings Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances.

ITT SENIOR EXECUTIVE SEVERANCE PAY PLAN

The ITT Senior Executive Severance Pay Plan provides overall cash severance benefits to executives, provides participants with outplacement assistance for one year and provides six months of eligibility for healthcare benefits. The amount of severance pay under this plan depends on the executive’s base pay and years of service, not to exceed two times the executive’s annual compensation for the year preceding the severance date. The Company considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function.

No severance is provided if an employee is terminated for cause because the Company believes employees terminated for cause should not receive additional compensation. In addition, the Company’s obligation to continue severance payments stops if the executive does not comply with the Company’s Code of Conduct. We consider this cessation provision to be critical to the Company’s emphasis on ethical behavior. The Company’s obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the ITT Senior Executive Severance Pay Plan. These provisions protect the integrity of our businesses and are consistent with typical commercial arrangements.

If a covered executive receives or is entitled to receive other compensation from the Company, the amount of that other compensation could be used to offset amounts otherwise payable under the ITT Senior Executive Severance Pay Plan. Severance pay will start within 60 days following the covered executive’s scheduled termination date.

ITT SENIOR EXECUTIVE CHANGE IN CONTROL SEVERANCE PAY PLAN

This plan provides two levels of benefits for covered executives, based on their position within the Company. The Compensation and Human Capital Committee considered two levels of benefits to be appropriate based on the relative ability of each level of employee to influence future Company performance. Executive Vice Presidents and Senior Vice Presidents receive the higher level and certain Vice Presidents the second level. Under the ITT Senior Executive Change in Control Severance Pay Plan, if a covered executive is terminated within two years of a change in control or in contemplation of a change in control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years of a change in control, he or she would be entitled to:

∎	Any accrued but unpaid base salary, bonus (AIP award), vacation and unreimbursed expenses;

∎	Two or three times the current base salary and target annual incentive as of the termination date;

∎	A lump sum payment equal to two or three times the highest annual base salary rate during the three years preceding termination or an acceleration event times the highest percentage rate of the Company’s contributions to the ITT Retirement Savings Plan and the ITT Supplemental Retirement Savings Plan, such percentage rate not to exceed 7% per year;

∎	Subsidized healthcare benefits for six months after termination; and

∎	One year of outplacement assistance.

All of the NEOs are covered at the highest level of benefits.

ITT INC. | 2022 PROXY STATEMENT	57

COMPENSATION TABLES

POTENTIAL POST-EMPLOYMENT COMPENSATION

CHANGE IN CONTROL ARRANGEMENTS

There are change in control provisions in various Company plans which were adopted to mitigate the concern that, in the event the Company is considering a change in control transaction, the employees involved in considering the transaction might otherwise be motivated to act in their own interests rather than in the interests of the shareholders.

All current long-term incentive awards (PSUs and RSUs) have included a “double trigger” provision, whereby no benefits will be paid to an executive unless (i) a change in control of the Company has occurred and (ii) there has been a specified change in the employment status of the executive within a period of time following the change in control. For example, if a covered executive is terminated without cause within two years of a change in control or terminates his or her employment for good reason within two years of a change in control, or is terminated before the change in control occurs, but after its announcement or at the request of a participant, he or she would be entitled to vesting of long-term incentive awards pursuant to the award agreements. The ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan also have double trigger provisions. We utilize “double trigger” vesting to ensure management talent will be available to assist in the successful integration following a change in control and to align with prevailing governance practices. The payment or vesting of awards or benefits under the ITT Annual Incentive Plan for Executive Officers, the Deferred Compensation Plan and the Supplemental Retirement Savings Plan have a “single trigger” provision and are accelerated solely upon the occurrence of a change in control of the Company.

The 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan, ITT Change in Control Severance Pay Plan, Deferred Compensation Plan and Supplemental Retirement Savings Plan consider a change in control to have occurred if one of the following acceleration events occurs:

1.

A report on Schedule 13D was filed with the SEC disclosing any person, other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary, had become the beneficial owner of 20% or more of the Company’s outstanding stock.

2.

A person other than the Company or one of its subsidiaries or any employee benefit plan that is sponsored by the Company or a subsidiary purchased the Company’s shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of the Company’s outstanding stock.

3.	The shareholders of the Company approved:

a.

Any consolidation, business combination or merger of the Company other than a consolidation, business combination or merger in which the shareholders of the Company immediately prior to the merger would hold 50% or more of the combined voting power of the Company or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation they held in the Company immediately prior to the merger; or

b.	Any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company.

4.

A majority of the members of the Board of the Company changed within a 12 month period, unless the election or nomination for election of each of the new directors by the Company’s shareholders had been approved by two-thirds of the directors still in office who had been directors at the beginning of the 12 month period or whose nomination for election or election was recommended or approved by a majority of directors who were directors at the beginning of the 12 month period.

5.

Any person other than the Company or one of its subsidiaries or any employee benefit plan sponsored by the Company or a subsidiary became the beneficial owner of 20% or more of the Company’s outstanding stock.

Under the 2011 Omnibus Incentive Plan, 2003 Equity Incentive Plan, ITT Annual Incentive Plan for Executive Officers, ITT Senior Executive Change in Control Severance Pay Plan and ITT Change in Control Severance Pay Plan, a change of control additionally requires consummation of the transactions described in 3(a) and (b) above.

58	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION TABLES

POTENTIAL POST-EMPLOYMENT COMPENSATION

Potential post-employment compensation arrangements are more fully described for the NEOs in the following table. As noted above, this table assumes a triggering event as of December 31, 2021.

	Resignation or Termination for Cause	Death or Disability	Termination Not For Cause	Termination Not For Cause or With Good Reason After Change of Control

Luca Savi

Cash Severance(1)	$—	$—	$1,000,000	$3,000,000

AIP	—	—	—	3,450,000

Unvested Equity Awards(2)	—	17,380,475	12,154,383	20,316,669

ITT Supplemental Retirement Savings Plan(3)	—	—	—	210,000

Other Benefits(4)			40,627	40,627

TOTAL(5)	$—	$17,380,475	$13,195,010	$27,017,296

Emmanuel Caprais

Cash Severance(1)	$—	$—	$450,000	$1.350,000

AIP	—	—	—	945,000

Unvested Equity Awards(2)	—	2,623,115	1,358,363	3,050,810

ITT Supplemental Retirement Savings Plan(3)	—	—	—	94,500

Other Benefits(4)	—	—	40,627	40,627

TOTAL(5)	$—	$2,623,115	$1,848,990	$5,480,937

Mary Beth Gustafsson

Cash Severance(1)	$—	$—	$510,000	$1,530,000

AIP	—	—	—	1,147,500

Unvested Equity Awards(2)	—	3,633,876	2,654,410	4,247,649

ITT Supplemental Retirement Savings Plan(3)	—	—	—	107,100

Other Benefits(4)	—	—	37,278	37,278

TOTAL(5)	$—	$3,633,876	$3,201,688	$7,069,527

Ryan F. Flynn

Cash Severance(1)	$—	$—	$425,000	$1,275,000

AIP	—	—	—	956,250

Unvested Equity Awards(2)	—	1,892,048	1,307,123	2,211,789

ITT Supplemental Retirement Savings Plan(3)	—	—	—	89,250

Other Benefits(4)	—	—	38,273	38,273

TOTAL(5)	$—	$1,892,048	$1,770,396	$4,570,562

Davide Barbon

Cash Severance(1)	$—	$—	$342,000	$1,026,000

AIP	—	—	—	666,900

Unvested Equity Awards(2)	—	1,168,849	659,647	1,362,171

ITT Supplemental Retirement Savings Plan(3)	—	—	—	—

Other Benefits(4)	—	430,879	30,000	30,000

TOTAL(5)	$—	1,599,728	1,031,647	3,085,071

(1)

Under the ITT Senior Executive Severance Pay Plan, executives would receive base salary after termination without cause for the following severance periods: Mr. Savi 12 months; Mr. Caprais 12 months; Ms. Gustafsson 12 months; Mr. Flynn 12 months; and

ITT INC. | 2022 PROXY STATEMENT	59

COMPENSATION TABLES

CEO PAY RATIO

Mr. Barbon the higher severance benefits afforded by his status as a Dirigenti (executive level employee) under the Italy national labor contract, which is equal to 12 months of pay based on his average annual compensation over the past three years. In the event of termination following a change of control, all NEOs are covered under the Company’s ITT Senior Executive Change in Control Severance Pay Plan described elsewhere in this section and, under the terms of the plan, would be paid a lump sum payment equal to the sum of (x) three (3) times the current annual base salary rate paid at the time of termination of employment, and (y) three (3) times the annual bonus awarded (whether or not deferred).
(2)

Unvested equity awards reflect the market value of stock and in the money value of stock options based on the Company’s December 31, 2021 closing stock price of $102.19. The value of PSUs under Terminate Not for Cause or With Good Reason After Change of Control is calculated using a payout of 127.8%, which is the greater of target payout and last year’s (2019) PSU payout. Termination provisions are set forth in the specific award agreements.

(3)

No additional ITT Supplemental Retirement Savings Plan payments are made in the event of voluntary or involuntary termination, or termination for cause. Amount reflects the additional cash payment representing Company contributions, which would be made following a change of control as described in the ITT Senior Executive Change in Control Severance Pay Plan.

(4)

Under the ITT Senior Executive Severance Pay Plan and the ITT Senior Executive Change in Control Severance Pay Plan, eligible executives will continue to receive subsidized healthcare benefits during the severance period for the first six months after termination without cause. Senior executives are eligible for up to one year of outplacement services with an estimated value of $30,000. As a Dirigenti employee (executive), Mr. Barbon’s estate is eligible for a payment of $430,879 in the event of his death. The amounts for Mr. Barbon have been converted from euros to U.S. dollars using the 2021 average exchange rate of 1.14.

(5)

Values in this table show the full payments per the applicable plan documents under the potential termination scenarios. In the event of a change of control a “best net” provision would apply, which provides either an unreduced benefit or a reduction in payments sufficient to avoid triggering an excise tax, whichever is better after-tax.

CEO PAY RATIO

We are required to calculate and report a reasonable estimate of the ratio of the annual total compensation of our CEO to the median annual total compensation of our other employees. For 2021, we calculated the CEO Pay Ratio to be 122.

The median employee used to calculate the 2020 CEO pay ratio left the Company during 2021, so we conducted the following process to identify the median employee for 2021. The date used to determine the median employee was December 31, 2021. We used annual salary rate as the consistently applied measure to determine the median employee. To account for employees paid in currencies other than in U.S. dollars, we used currency exchange rates as of December 31, 2021 to convert their compensation into U.S. dollars. We started with 10,334 full time, part-time and temporary employees who were paid directly by ITT or our subsidiaries, and also included contractors for whom ITT or our subsidiaries determine compensation, but were employed by third parties as of December 31, 2021.

We then excluded all 511 of our employees in Colombia, Poland, and Venezuela under an applicable exemption for limited numbers of non-U.S. employees. The excluded employees in Colombia, Poland, and Venezuela represented less than 5% of our total employee population. No cost of living adjustments were utilized in identifying our median employee or calculating the annual total compensation.

We identified the median employee to be a full-time hourly employee located in the U.S. We then determined the annual total compensation of the median employee, which included actual annual salary, overtime and company contributions toward benefits (medical and dental premiums and contributions to the employee’s 401(k) account). The total annual compensation of our median employee was determined to be $63,088. For 2021, the annual compensation for Mr. Savi was $7,682,129, which is shown in the Summary Compensation Table.

60	ITT INC. | 2022 PROXY STATEMENT

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT

ITT’s Compensation and Human Capital Committee is responsible for the overall design and governance of the Company’s executive compensation program, senior leadership development and talent management programs. The Compensation and Human Capital Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation and Human Capital Committee considers and monitors appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

RECOMMENDATION REGARDING COMPENSATION DISCUSSION AND ANALYSIS

In performing its governance function, with regard to the Compensation Discussion and Analysis, the Compensation and Human Capital Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance. The Compensation and Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation and Human Capital Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2021 Annual Report on Form 10-K and this Proxy Statement.

This report is furnished by the members of the Compensation and Human Capital Committee.

∎ Orlando D. Ashford (Chair)	∎ Geraud Darnis	∎ Nicholas C. Fanandakis

∎ Rebecca A. McDonald	∎ Cheryl L. Shavers

ITT INC. | 2022 PROXY STATEMENT	61

2021 NON-MANAGEMENT DIRECTOR COMPENSATION

The table below represents the 2021 compensation for our non-management directors. As discussed in more detail in the narrative following the table, all non-management directors receive the same cash fees and stock awards for their service, which consists of a $100,000 annual cash retainer and an annual RSU award with a value of $125,000, except for the following: Mr. Lavin, as our independent Chairman, received an additional $62,500 cash payment and an additional RSU award with a value of $62,500; Mr. Powers as Audit Committee Chair, received an additional $20,000 cash payment; Mr. Ashford as Compensation and Human Capital Committee Chair, received an additional $15,000 cash payment; and Mr. DeFosset as the Nominating and Governance Committee Chair received an additional $15,000 cash payment. As a management director, Mr. Savi does not receive compensation for Board service.

Compensation is paid to non-management directors in a lump sum following the annual meeting at which they are elected. Non-management directors who join the Board during the course of a year receive their compensation promptly following their election, in amounts that are pro-rated to reflect their partial year of service on the Board. For periods prior to 2020, our non-management directors were eligible to participate in the ITT Deferred Compensation Plan. Because of changes to the Plan described on page 54, for periods after 2020, non-management directors may only choose to defer receipt of their equity retainer. The grant date fair value of stock awards granted to non-management directors in 2021 is provided in footnote 2 to the table below. Stock awards are composed of RSUs.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Orlando D. Ashford	$115,000	$125,000	$240,000

Geraud Darnis	100,000	125,000	225,000

Donald DeFosset, Jr.	115,000	125,000	240,000

Nicholas C. Fanandakis	100,000	125,000	225,000

Richard P. Lavin	162,500	187,500	350,000

Mario Longhi(3)	0	0	—

Rebecca A. McDonald	100,000	125,000	225,000

Timothy H. Powers	120,000	125,000	245,000

Cheryl L. Shavers	100,000	125,000	225,000

Sabrina Soussan	100,000	125,000	225,000
(1)

Fees may be paid in cash at the time they are earned, or deferred, at the election of the director. Non-management directors may irrevocably elect deferral into an interest-bearing cash account or into the ITT Stock Fund, which is a tracking fund that invests in Company stock. For periods after 2020, directors are no longer allowed to defer their cash retainers.

(2)

Awards are made in RSUs and they reflect a grant date fair value computed in accordance with GAAP. The grant date fair value of the RSUs granted on May 19, 2021 was based on the ITT stock closing price of $92.01. Non-management directors may elect to defer the receipt of their RSUs until a later date or when they leave the Board.

(3)	Mr. Longhi retired from the ITT Board April 2021.

62	ITT INC. | 2022 PROXY STATEMENT

2021 NON-MANAGEMENT DIRECTOR COMPENSATION

2021 NON-MANAGEMENT DIRECTOR COMPENSATION

NON-MANAGEMENT DIRECTOR STOCK AWARDS OUTSTANDING AT DECEMBER 31, 2021 FISCAL YEAR-END

Non-Management Director Name	Stock Awards

Orlando D. Ashford	1,359

Geraud Darnis	7,387

Donald DeFosset, Jr.	10,540

Nicholas C. Fanandakis	7,387

Richard P. Lavin	9,097

Mario Longhi	0

Rebecca A. McDonald	11,957

Timothy H. Powers	14,817

Cheryl L. Shavers	1,359

Sabrina Soussan	1,359

Outstanding stock awards include unvested RSUs granted under the 2011 Omnibus Incentive Plan and vested but deferred restricted shares and RSUs granted under the 2011 Omnibus Incentive Plan. RSUs granted to non-management directors vest one business day prior to the next annual meeting. Unvested RSUs do not earn dividends or carry voting rights while unvested, however dividend equivalents are accrued during this period and are paid out in cash following vesting of the award.

ITT reimburses directors for expenses they incur to travel to and from Board, Committee and shareholder meetings and for other Company business-related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes).

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES

ITT’s stock ownership guidelines currently provide for non-management directors to achieve stock ownership levels of five times the annual base cash retainer amount within five years of joining the Board. Non-management directors receive a portion of their retainer in RSUs, which are paid in shares when the RSUs vest. Non-management directors are required to hold such shares until their total share ownership meets or exceeds the ownership guidelines. Both the guidelines, and compliance with the guidelines, are monitored periodically. All non-management directors with at least one full year of service on the Board own stock in the Company.

INDEMNIFICATION AND INSURANCE

As permitted by its By-laws, ITT indemnifies its directors to the fullest extent permitted by law and maintains insurance to protect the directors from liabilities, including certain instances where ITT could not otherwise indemnify them. All directors are covered under a non-contributory group accidental death and dismemberment policy that provides each of them with five times annual salary coverage up to a maximum of $1,000,000. They may elect to purchase additional coverage under that policy. Non-management directors also may elect to participate in an optional non-contributory group life insurance plan that provides $100,000 of coverage.

HEDGING POLICY

Our directors are subject to the Company’s policy prohibiting hedging and speculative trading in and out of the Company’s securities, including short sales and leverage transactions,

such as puts, calls, and listed and unlisted options, as described on page 18.

ITT INC. | 2022 PROXY STATEMENT	63

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

(PROXY ITEM NO. 4)

The following shareholder proposal has been submitted by Mr. John Chevedden, the beneficial owner of 50 shares of our common stock, and will be voted on at the Annual Meeting if properly presented by or on behalf of the shareholder proponent. Other than minor formatting changes, we are reprinting the proposal and supporting statement as they were submitted to us, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278. Our Board has recommended a VOTE AGAINST the proposal for the reasons set forth following the proposal.

Proposal 4—Special Shareholder Meeting Improvement

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Although now it theoretically takes 25% of all shares to call for a special shareholder meeting, this translates into 30% of the ITT shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have the time to vote at the annual meeting would have time to take the special procedural steps to call for a special shareholder meeting.

Plus the owners of 30% of the shares that vote at the annual meeting could determine that when their shares, not held long are included, that they own 35% of the stock that votes at the annual meeting. Thus a face value of 25% easily becomes 35% in reality.

In 2021 ITT management related some sort of flawed ITT shareholder engagement that was used to come up with the current 25% figure that easily can mean a 35% figure. Management said shareholders approved the 25% figure but failed to mention that shareholders did not have the option to approve another figure.

Management was silent on whether shareholders were given complete information. For instance whether shareholders were advised that under the laws of Indiana shareholders do not have the right of acting by written consent. A number of companies that use the 25% figure also give shareholders the opportunity to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

Also were shareholders advised that any shares not held long were disqualified from formal participation in calling for a special shareholder meeting? Were shareholders told that shares that do not vote at the annual meeting would be unlikely formal participants in calling for a special meeting?

When reading the management text next to this 2022 proposal please remember that there is a formal process to root out any misleading shareholder text in a shareholder proposal but there is no formal process to root out misleading management text next to a shareholder proposal.

It is amazing the number of managements that brag about shareholder engagement — flawed as such engagement is. In practice shareholder engagement is mostly used as an excuse to reject a reasonable shareholder proposal or to water down a shareholder proposal that won majority support.

It is important to vote for this Special Shareholder Meeting Improvement proposal because we have no right to act by written consent. To help make up for our lack of a right to act by written consent we need the right of 10% of shares to call for a special shareholder meeting.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 4

64	ITT INC. | 2022 PROXY STATEMENT

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS (PROXY ITEM NO. 4)

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

Recommendation of the Board of Directors

The Board has carefully considered the proposal and unanimously recommends a VOTE AGAINST the proposal. The Board believes this proposal is not in the best interests of the Company and our shareholders and that the Company’s existing corporate governance practices, including our existing right of shareholders to call a special meeting, affords shareholders meaningful access and rights. Company shareholders voted down a nearly identical proposal at our 2021 Annual Meeting.

Key Reasons to Vote Against this Proposal

∎  In 2018, following extensive engagement with shareholders on the topic, shareholders overwhelmingly approved an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to reduce the threshold to call a special meeting from 35% to 25% of the voting power of the outstanding capital stock of the Company.

∎ The proposed 10% threshold is lower than the vast majority of companies of comparable size that provide shareholders with the right to call special meetings.

∎  Given our current ownership composition, the proposed 10% threshold could be reached by as few as one shareholder which could lead to abuse or unnecessary disruption, expense and management distraction. Special meetings require substantial resources that should only be called upon in extraordinary circumstances.

∎  We maintain strong corporate governance practices that, in conjunction with our existing special meeting right, provide shareholders with a meaningful ability to raise important matters with our Board and management without the potential expense and risk associated with a lower special meeting threshold of 10%.

1. In 2018, the Company’s shareholders overwhelmingly approved an appropriate special meeting right following shareholder engagement.

In 2018, the Company’s shareholders overwhelmingly approved an amendment to the Articles to reduce the threshold to call a special meeting from 35% to 25% of the voting power of the outstanding capital stock of the Company. The current version of the Articles are publicly available as Exhibit 3.1 to the Current Report on Form 8-K that we filed with the SEC on May 25, 2018.

Recognizing that the special meeting right was of interest to many of our shareholders, prior to proposing the Company’s existing special meeting right in 2018, the Company analyzed the issue and reviewed it with our major shareholders and advisors. During the Company’s shareholder engagement cycle, a number of the Company’s largest shareholders expressed a preference for a threshold that was lower than 35%. Most shareholders with whom the Company engaged indicated they did not think there was a “one size fits all” rule in this area, and an appropriate provision would be dependent on the size of the company, governance profile of the company, the company’s shareholder base, the Board’s viewpoint on the appropriate threshold and the balance between providing shareholders with access to this important right and avoiding undue expense and disruption to the Company. The 2018 amendment lowering the threshold to 25% was ultimately approved by over 87% of the Company’s outstanding shares.

The Board also observed that the existing 25% threshold is the most prevalent threshold in the market and the Board believes the Company’s existing special meeting provisions compare favorably with those of similarly situated companies.

2. A lower threshold could be reached by as few as one shareholder based on current ownership composition, which could lead to abuse of the shareholder right, as well as unnecessary cost and disruption.

The Board believes a 25% threshold to call a special meeting ensures shareholders have a meaningful right to bring matters before all shareholders when needed, rather than having to wait for the next annual meeting. A special meeting of shareholders may also be called by the Board, the Chairman of the Board or the Company’s Secretary, each of whom has a fiduciary duty under law to act in the best interests of the Company and its shareholders as a whole. At the same time, the 25% threshold helps to ensure the right to call a special meeting is exercised only when a sufficiently broad base of our shareholders have an interest in addressing a topic on an expedited basis. The Board believes calling a special meeting of shareholders is not a matter to be taken lightly, and a special meeting should only be called by shareholders representing a substantial percentage of the voting power of the Company’s capital stock. The threshold should be appropriate such that no single or small number of shareholders could seek to serve individual interests that are not aligned with the broader interests of shareholders. A 10% threshold is not appropriate given our current shareholder base as it could be reached by a single shareholder.

Organizing and preparing for a special meeting imposes substantial legal and administrative costs and involves a significant commitment of management time and resources. These costs are required whether the Company holds a special meeting in-person or virtually. The Company must prepare, print and distribute disclosure documents to

ITT INC. | 2022 PROXY STATEMENT	65

CONSIDERATION OF A SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS (PROXY ITEM NO. 4)

CONCLUSION

shareholders, solicit proxies, hold the meeting and tabulate votes. Such time and focus are appropriate if 25% of Company shareholders support holding a special meeting but a lower threshold does not warrant the diversion of focus from our operations. Accordingly, the Board believes the existing 25% threshold strikes the appropriate balance between these competing concerns and reflects its fundamental commitment to robust corporate governance practices.

3. The Company has an established record of strong governance practices, particularly when it comes to Board accountability and shareholder engagement.

In considering the shareholder proposal, our Board encourages shareholders to consider the Company’s existing special meeting right in the context of other provisions already included in our Company’s Articles, By-laws, Corporate Governance Principles and other practices that are designed to promote accountability of our Board and management to our investors and to foster shareholder engagement. These include the following highlights:

∎	Proxy access procedures reflecting input from our shareholders and containing terms that are consistent with those of other companies are available to shareholders under our By-laws;

∎	A process exists for shareholders to submit recommendations of director candidates for consideration by the Nominating and Governance Committee;

∎	As described elsewhere in this Proxy Statement, ITT has a strong shareholder engagement process, and that process has not noted dissatisfaction with shareholders’ existing special meeting right;

∎	We actively review and refresh our Board and have added five new independent directors since the beginning of 2015;

∎	The independent Nominating and Governance Committee annually evaluates the Board and, in making decisions on the Board’s composition, considers the tenure, performance, contributions, experience, skill set, and commitment of each director;

∎	Our Board is declassified and elected annually by a majority of the votes cast in uncontested elections;

∎	All members of the Board, other than the chief executive officer, are independent (89% are independent);

∎	Our Board is diverse;

∎	There are no supermajority voting requirements in our Company’s Articles or By-laws; and

∎	Directors are subject to meaningful stock ownership requirements.

CONCLUSION

The Board believes, as described in detail above, the Company’s existing special meeting right strikes the right balance between protecting shareholder rights and mitigating risk of abuse. The Company remains committed to maintaining strong corporate governance practices, and the Board believes the Company’s existing special meeting right, in conjunction with the Company’s other corporate governance practices, achieves this objective.

66	ITT INC. | 2022 PROXY STATEMENT

OTHER MATTERS

INFORMATION ABOUT THE PROXY STATEMENT & VOTING

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of record of ITT Inc., an Indiana corporation, in connection with the solicitation of proxies on behalf of the Board of Directors,

for use at the Annual Meeting to be held on May 18, 2022. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2022.

WHY DID I RECEIVE THESE PROXY MATERIALS?

Beginning on or about April 5, 2022, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were shareholders as of March 21, 2022, the record date, as part of the Board’s solicitation of proxies for the Annual Meeting, including any adjournment or postponement thereof. This Proxy Statement and the ITT

2021 Annual Report to Shareholders (the “Annual Report”) and Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the Annual Meeting) contain information the Board believes is relevant to shareholders in voting on the matters to be addressed at the Annual Meeting.

WHO IS ENTITLED TO VOTE?

You can vote if you owned shares of the Company’s common stock as of the close of business on March 21, 2022, the record date.

HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?

In light of COVID-19, for the safety and well-being of our shareholders and employees, we have determined that the 2022 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We believe the virtual meeting format affords our shareholders an opportunity for meaningful participation, while mitigating these safety concerns. In light of the virtual-only meeting format, you will not be able to attend the Annual Meeting in person. However, we will offer shareholders the same participation opportunities during the virtual Annual Meeting that were provided at our past in-person meetings. Shareholders may attend the Annual Meeting online, vote their shares electronically, and submit their questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2022 and entering the 16-digit control number on their notice or proxy card. In order to allow us to answer questions from as many shareholders as possible, each shareholder may submit a maximum of two questions. We ask that questions be succinct and cover only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped and answered together to avoid repetition. You are encouraged to join the Annual Meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

We encourage you to vote your proxy as soon as possible, even if you plan to attend the virtual Annual Meeting. Your vote matters.

VOTING INFORMATION

HOW DO I VOTE?

Shareholders may vote using any of the following methods:

BY TELEPHONE OR ON THE INTERNET

You can vote by calling the following toll-free telephone number: 1-800-690-6903. Please have your proxy card or Notice handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card or Notice handy when you go online. As with telephone voting, you can confirm your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

ITT INC. | 2022 PROXY STATEMENT	67

OTHER MATTERS

VOTING INFORMATION

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 17, 2022. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not need to return your proxy card.

BY MAIL

If you received your Annual Meeting materials by mail, you may complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. Your vote must be received by 8:00 a.m. Eastern Time on May 18, 2022. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board.

DURING THE VIRTUAL ANNUAL MEETING

You may attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/ITT2022 and entering the 16-digit control number on your notice or proxy card. You are encouraged to join the Annual Meeting 15 minutes before the start of the Annual Meeting to allow time to log-in and test your device’s audio system.

You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. We encourage you to vote as soon as possible, even if you intend to attend the virtual Annual Meeting.

BY GRANTING A PROXY OR SUBMITTING VOTING INSTRUCTIONS

You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record.

WHAT IS THE DIFFERENCE BETWEEN A REGISTERED OWNER AND A BENEFICIAL OWNER?

If your shares are registered in your name with ITT’s transfer agent, Computershare, you are a “registered owner,” also sometimes referred to as the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, which are also sometimes referred to as being held in “street name,” and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

HOW MANY VOTES DO I HAVE?

You have one vote for every share of common stock you own as of the record date.

WHY DOES THE BOARD SOLICIT PROXIES FROM SHAREHOLDERS?

Since it is impractical for all shareholders to attend the virtual Annual Meeting, the Board recommends you appoint the two people named on the accompanying proxy card to act as your proxies at the Annual Meeting.

WHAT ITEMS ARE ON THE AGENDA FOR THE ANNUAL MEETING?

There are four formal items scheduled to be voted upon at the Annual Meeting as described in the Notice of 2022 Annual Meeting of Shareholders. As of the date of this Proxy Statement, there are no other matters that the Board intends to present, or has reason to believe others will present, at the Annual Meeting. If you have returned your signed and completed proxy card and other matters are properly presented for voting at the Annual Meeting, the people named on the accompanying proxy card (or, if applicable, their substitutes), will have the discretion to vote on those matters for you.

68	ITT INC. | 2022 PROXY STATEMENT

OTHER MATTERS

VOTING INFORMATION

HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?

At the Annual Meeting, the people named on the accompanying proxy card (or if applicable, their substitutes), will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board recommends, which is set forth under “Proxy Statement Executive Summary” on page 1 of this Proxy Statement. With respect to any other business as may properly come before the Annual Meeting, your shares will be voted in accordance with the judgment of the persons voting the proxy.

WHAT IF I CHANGE MY MIND?

As a holder of record of common stock, you may revoke or change your proxy at any time before the Annual Meeting by filing a notice of revocation or another signed, later-dated proxy card with the Corporate Secretary of the Company, at the Company’s principal executive offices. You may also revoke your proxy by attending the virtual Annual Meeting and voting during the meeting. If you are a beneficial owner of common stock, you should follow the voting directions you will receive from your broker, bank or other holder of record along with the Company’s proxy solicitation materials.

HOW MANY SHARES OF ITT STOCK ARE OUTSTANDING?

As of March 21, 2022, the record date, 83,781,053 shares of common stock were outstanding.

HOW MANY HOLDERS OF ITT OUTSTANDING SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

In order to conduct business at the Annual Meeting, it is necessary to have a quorum. To have a quorum, shareholders entitled to cast a majority of votes at the Annual Meeting must be present at the virtual meeting or by proxy. The inspectors of election appointed for the Annual Meeting will separately tabulate all affirmative and negative votes, abstentions and “broker non-votes.” Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

WHAT IS A “BROKER NON-VOTE”?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares with respect to certain items of business. If you do not provide voting instructions, your shares will not be voted on any item of business on which the broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of

Deloitte as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote without instructions from you on the election of directors, the advisory vote on the compensation of the Company’s named executive officers, or the shareholder proposal, and in each case a broker non-vote will occur and your shares will not be voted on these items of business.

If you hold shares of common stock through a broker, bank or other holder of record, follow the voting instructions you receive from that organization.

ITT INC. | 2022 PROXY STATEMENT	69

OTHER MATTERS

VOTING INFORMATION

HOW MANY VOTES ARE REQUIRED TO ELECT DIRECTORS? HOW MANY VOTES ARE REQUIRED FOR OTHER AGENDA ITEMS TO PASS?

ELECTION OF DIRECTORS

The Company’s By-laws provide in uncontested elections, a director nominee shall be elected by a majority of the votes cast by the shareholders represented at the virtual meeting or by proxy at the Annual Meeting. A “majority of the votes cast” means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee (with abstentions and broker non-votes not counted as votes cast with respect to that director nominee). The By-laws further provide in uncontested elections, any director nominee who fails to be elected by a majority, but who is also a director at the time, shall promptly provide a written conditional resignation, as a holdover director, to the Chairman of the Board or the Corporate Secretary, and remain a director until a successor is elected and qualified. The Nominating and Governance Committee shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. After consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting (after certification of the shareholder vote) or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. As discussed above, brokers (and many banks and other record holders of “street name” shares that follow the applicable NYSE voting rules for member brokers) do not have discretionary voting power with respect to director elections unless they have customer voting instructions. This means, without your voting instructions on this matter, a broker non-vote will occur because your broker (or bank or other holder of record) does not have the power to vote your shares on the election of directors. As a result, it is very important you return voting instructions relating to the election of directors to your broker, bank or other holder of record.

ALL OTHER MATTERS

The proposals relating to the selection of the Company’s independent registered public accounting firm, the compensation of the Company’s named executive officers and the shareholder proposal are each advisory in nature and non-binding.

For each of these proposals, the votes cast in favor of the proposal must exceed the votes cast against the proposal in order for the proposal to be deemed approved. If you abstain from voting or if there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

HOW DO I VOTE IF I AM A PARTICIPANT IN THE ITT RETIREMENT SAVINGS PLAN?

If you participate in the ITT Retirement Savings Plan, your plan trustee will vote the ITT shares credited to your ITT Retirement Savings Plan account in accordance with your voting instructions, except as otherwise provided in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee will vote the shares on your behalf because you are the beneficial owner, not the shareholder of record, of the shares held by the ITT Retirement Savings Plan. The trustee votes the shares held in your ITT Retirement Savings Plan account for which no voting instructions are received (“Undirected Shares”) in the same proportion as the shares for which the trustee receives voting instructions, except as otherwise provided in accordance with ERISA. Under the ITT Retirement Savings Plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of Undirected Shares. By submitting voting instructions by telephone, the Internet or by signing and returning the voting instruction card, you direct the trustee of the ITT Retirement Savings Plan to vote these shares, at the virtual meeting or by proxy at the Annual Meeting.

ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc. (“Broadridge”), acting as tabulation agent, or vote by telephone or Internet. Instructions from ITT Retirement Savings Plan Participants must be received by Broadridge no later than 11:59 p.m. Eastern Time on May 13, 2022.

70	ITT INC. | 2022 PROXY STATEMENT

OTHER MATTERS

VOTING INFORMATION

HOW MANY SHARES ARE HELD BY PARTICIPANTS IN THE ITT RETIREMENT SAVINGS PLAN?

As of March 21, 2022, the record date, the ITT Retirement Savings Plan held 128,395 shares of common stock (approximately 0.15% of the outstanding shares). Great

West Trust Company is trustee of the ITT Retirement Savings Plan.

WHO COUNTS THE VOTES? IS MY VOTE CONFIDENTIAL?

In accordance with the By-laws, the Company will appoint two Inspectors of Election, who may be officers or employees of the Company, and they will tabulate the votes. The Inspectors of Election monitor the voting and also certify whether the votes of shareholders are kept in confidence in compliance with ITT’s confidential voting policy.

WHO WILL PAY FOR THE COST OF THIS PROXY SOLICITATION?

ITT will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees virtually or by telephone, mail, electronic transmission and/or facsimile transmission. Innisfree M&A Incorporated, 501

Madison Avenue, New York, NY 10022, has been retained to assist in soliciting proxies for a fee of $12,500, plus distribution costs and other costs and expenses.

WHAT IS “HOUSEHOLDING” AND HOW DOES IT AFFECT ME?

The Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, beneficial shareholders who have the same address and last name and who do not participate in electronic delivery or Internet access of proxy materials will receive only one copy of the Company’s Annual Report and Proxy Statement unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure is designed to reduce duplicate mailings and save significant printing and processing costs, as well as natural resources.

Each shareholder who participates in householding will continue to receive a separate proxy card or Notice. Your consent to householding is perpetual unless you revoke it. You may revoke your consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc. Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your response, after which you will receive an individual copy of the proxy materials. If a shareholder receives multiple copies of ITT’s proxy materials and annual reports, he or she may request householding in the future by contacting our Investor Relations department.

WHY DID I RECEIVE A “NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?

We distribute our proxy materials to certain shareholders by giving notice to those shareholders so that they may access their proxy materials on the Internet. This so-called “Notice and Access” approach, which is permitted by SEC rules, conserves natural resources and reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting to shareholders. On April 5, 2022, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders, containing instructions on how to access the proxy materials on the Internet.

ITT INC. | 2022 PROXY STATEMENT	71

OTHER MATTERS

VOTING INFORMATION

HOW DO I RECEIVE PROXY MATERIALS ELECTRONICALLY IN THE FUTURE?

This Proxy Statement and the Annual Report are available online at www.proxyvote.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

SHAREHOLDERS OF RECORD

You may sign up for the service by logging onto the Internet at www.proxyvote.com. Please have your proxy card handy when you go online.

BENEFICIAL OWNERS

You also may be able to receive copies of these documents electronically. Check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service or contact them regarding electronic delivery of materials.

HOW DOES A SHAREHOLDER PROPOSE MATTERS FOR CONSIDERATION AT THE 2023 ANNUAL MEETING OF SHAREHOLDERS?

PROPOSALS TO BE INCLUDED IN OUR PROXY STATEMENT

Under SEC rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at our 2023 annual meeting of shareholders, the proposal must be received by us by December 6, 2022. Any such proposal must comply with Rule 14a-8 under the Exchange Act.

PROPOSALS TO BE BROUGHT BEFORE THE 2023 ANNUAL MEETING OF SHAREHOLDERS

A shareholder seeking to introduce an item of business at the 2023 annual meeting of shareholders must comply with the procedures set forth in our By-laws. If you intend to propose an item of business to be presented at our 2023 annual meeting of shareholders, you must notify us of your intention, in writing, on or after December 6, 2022, but not later than January 5, 2023. In the event the date of the 2023 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2023 annual meeting and not later than 90 calendar days prior to the 2023 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2023 annual meeting is first made.

For any special meeting of shareholders, the item of business must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

HOW DOES A SHAREHOLDER NOMINATE DIRECTORS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS?

DIRECTOR NOMINATIONS FOR INCLUSION IN OUR PROXY STATEMENT

In February 2016, we amended our By-laws to implement “proxy access,” which allows a shareholder or group of shareholders meeting certain conditions to nominate directors for election at annual meetings of shareholders using our proxy statement. This provision allows a shareholder, or group of up to 20 shareholders, to nominate up to two director candidates or, if greater, up to 20% of the number of directors then serving on our Board, if the shareholder or group has owned continuously for at least three years a number of shares equal to at least three percent of our outstanding common stock measured as of the date we receive the nomination. The number of director candidates who may be nominated under our proxy access By-law will be reduced by the number of director nominations made under our advance notice By-law, as described in the following section.

If you intend to nominate a director for election at the 2023 annual meeting of shareholders using our proxy access By-law, you must submit the nomination, along with the other materials required by our By-laws, on or after November 6, 2022, but not later than December 6, 2022.

72	ITT INC. | 2022 PROXY STATEMENT

OTHER MATTERS

VOTING INFORMATION

DIRECTOR NOMINATIONS TO BE BROUGHT BEFORE THE 2023 ANNUAL MEETING OF SHAREHOLDERS

If you intend to nominate a director for consideration at the 2023 annual meeting of shareholders, you must notify us in writing of your intention to do so and provide us with the information required by our advance notice By-law on or after December 6, 2022, but not later than January 5, 2023. In the event the date of the 2023 annual meeting of shareholders is changed by more than 30 days from the anniversary date of the Annual Meeting, such notice must be received not earlier than 120 calendar days prior to the 2023 annual meeting and not later than 90 calendar days prior to the 2023 annual meeting, or, if later, 10 calendar days following the date on which public announcement of the date of the 2023 annual meeting is first made.

For any special meeting of shareholders, a nomination to be brought before the meeting must be received no earlier than 120 calendar days nor later than 90 calendar days prior to the date of the special meeting, or, if later, 10 calendar days following the date on which the public announcement of the date of the special meeting is first made.

Note that any such nominations will not be included in the Company’s proxy materials.

WHAT INFORMATION MUST I SUBMIT WITH A PROPOSAL OR NOMINATION?

A shareholder’s submission of a proposal or director nomination must include information specified in our By-laws concerning the proposal or nomination, as the case may be, and information as to the shareholder’s ownership of common stock. Any person considering submission of a proposal for an item of business or a nomination to be considered at a shareholder meeting should carefully review our By-laws. We will not entertain any proposals or nominations at the 2023 annual meeting of shareholders that do not meet these requirements. The By-laws are available upon request, free of charge, from ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. The By-laws were also filed as Exhibit 3.1 to the Current Report on Form 8-K that we filed with the SEC on December 15, 2020, which is available, free of charge, on the SEC’s website, www.sec.gov, and our Investor Relations website, www.investors.itt.com/investors/governance.

Nominations of directors and notices relating thereto must meet all other qualifications and requirements of the Company’s Corporate Governance Principles, the committee charters and Regulation 14A under the Exchange Act. Any shareholder nominees will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all other director nominees. These standards are discussed in further detail elsewhere in this Proxy Statement under the heading of “Corporate Governance and Related Matters—Directors’ Qualification and Selection Process.” In addition to satisfying the foregoing requirements, to comply with universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

WHERE SHOULD I SEND A SHAREHOLDER PROPOSAL OR DIRECTOR NOMINATION FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS?

If you intend to submit a proposal or director nomination, you must send the proposal or nomination, along with all information required by our By-laws, to our principal executive offices at: ITT Inc., 1133 Westchester Avenue, White Plains, NY 10604, Attention: Corporate Secretary. We strongly encourage any shareholder interested in submitting a proposal or director nomination to contact our Corporate Secretary in advance of the above deadlines to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws and the Company’s By-laws. Submitting a shareholder proposal or nomination does not guarantee we will include it in our Proxy Statement. The Chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

WHO CAN HELP ANSWER MY ADDITIONAL QUESTIONS?

If you have any additional questions about the Annual Meeting or how to vote, please call our proxy solicitor,

Innisfree M&A Incorporated, toll-free at 888-750-5834. Banks and brokers may call collect at 212-750-5833.

ITT INC. | 2022 PROXY STATEMENT	73

OTHER MATTERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS

The following table shows the beneficial ownership of our common stock, as of January 31, 2022, by each director, by each of the NEOs, and by all directors and executive officers as a group.

The number of shares beneficially owned by each non-management director or executive officer has been determined under the rules of the SEC, which provide beneficial ownership includes any shares as to which a person has sole or shared voting or dispositive power, and any shares which the person would have the right to acquire beneficial ownership of within 60 days through the exercise of any stock option or other right. Unless otherwise indicated, each non-management director or executive officer has sole dispositive and voting power, or shares those powers with his or her spouse. No directors or executive officers have pledged any shares of common stock.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Total Shares Beneficially Owned	Shares Owned Directly(1)	Options(2)	Stock Units(3)	Percent of Class

Luca Savi	134,559	39,268	30,000	65,291	*

Emmanuel Caprais	5,245	1,187	—	4,058	*

Mary Beth Gustafsson	51,203	35,892	—	15,311	*

Ryan F. Flynn	12,617	5,469	—	7,148	*

Davide Barbon	7,034	3,744	—	3,290	*

Orlando D. Ashford	13,183	13,183	—	—	*

Geraud Darnis	23,116	17,088	—	6.028	*

Donald DeFosset, Jr.	25,628	16,447	—	9,181	*

Nicholas C. Fanandakis	10,479	4,451	—	6,028	*

Richard P. Lavin	19,798	12,739	—	7,059	*

Rebecca A. McDonald	16,792	6,194	—	10,598	*

Timothy H. Powers	14,033	575	—	13,458	*

Cheryl L. Shavers	5,452	5,452	—	—	*

Sabrina Soussan	3,289	3,289	—	—	*

All Directors and Executive Officers as a Group (21 persons)	407,898	202,411	32,190	173,297	0.5%
*	Less than 1%
(1)	Includes units held as of January 31, 2022 representing interests in the ITT Stock Fund held within the ITT Retirement Savings Plan.
(2)	All options shown in this table are vested. The Company no longer grants options, and there are no unvested option grants outstanding.
(3)

Reflects PSUs and RSUs that vest or that may be settled within 60 days of January 31, 2022. The amounts for Mr. Savi, Mr. Caprais, Ms. Gustafsson, Mr. Flynn, and Mr. Barbon include RSUs and PSUs that vested, and were settled in stock during March 2022. Non-management directors’ total shares beneficially owned include RSUs that have vested but for which settlement is deferred until a later date.

The principal occupations and certain other information about the nominees are set forth in “Election of Directors (Proxy Item No. 1).”

74	ITT INC. | 2022 PROXY STATEMENT

OTHER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about each person or group of persons whom the Company knows to be the beneficial owner of more than 5% of the outstanding shares of common stock based on information filed by that entity with the SEC on the dates indicated below.

Name and address of beneficial owner	Number of Shares Beneficially Owned	Percent of Class(5)

Capital International Investors(1) 333 South Hope Street, 55th Floor Los Angeles, CA 90071	10,482,065	12.29%

FMR LLC(2) 245 Summer Street Boston, MA 02210	9,176,155	10.76%

The Vanguard Group(3) 100 Vanguard Blvd Malvern, PA 19355	8,370,589	9.81%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	6,996,933	8.20%

(1)

As reported on Schedule 13G/A filed on February 11, 2022, Capital International Investors has sole voting power with respect to 10,476,091 shares, sole dispositive power with respect to 10,482,065 shares, and no shared voting or dispositive power with respect to any shares.

(2)

As reported on Schedule 13G/A filed on February 9, 2022, FMR LLC has sole voting power with respect to 1,233,163 shares, sole dispositive power with respect to 9,176,155 shares, and no shared voting or dispositive power with respect to any shares.

(3)

As reported on Schedule 13G/A filed on February 10, 2022, The Vanguard Group has shared voting power with respect to 40,487 shares, sole dispositive power with respect to 8,260,711 shares, and shared dispositive power with respect to 109,878 shares.

(4)

As reported on Schedule 13G/A filed on February 1, 2022, BlackRock, Inc. has sole voting power with respect to 6,710,088 shares, sole dispositive power with respect to 6,996,933 shares, and no shared voting or dispositive power with respect to any shares.

(5)	Calculations based on the Company’s shares issued and outstanding of 85,291,324 as of January 31, 2022.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of, and transactions in, our common stock. Based on our records and other information, we believe that all filing requirements for the year ended December 31, 2021 were satisfied in a timely manner with one exception. On March 11, 2021, Carlo Ghirardo filed a Form 4 to report the disposition of 3,000 shares. The filing of this report was delayed due to an administrative error.

ITT INC. | 2022 PROXY STATEMENT	75

OTHER MATTERS

FORM 10-K

EQUITY COMPENSATION PLAN INFORMATION

The following sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2021.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation Plans:

Approved by Security Holders(1)	779,285	(2)	$34.07	(3)	36,933,075	(4)

Not Approved by Security Holders	—		—		—

Total	779,285		$34.07		36,933,075

(1)

Equity compensation plans approved by shareholders include the 2003 Equity Incentive Plan and the 2011 Omnibus Incentive Plan. Since the approval of the 2011 Omnibus Incentive Plan, no additional awards will be granted under the ITT Amended and Restated 2003 Equity Incentive Plan.

(2)

This amount includes 120,230 shares of common stock that are issuable upon the exercise of outstanding stock options, 368,551 shares of common stock that are deliverable under outstanding RSU awards and 290,504 shares of common stock that may be issued under outstanding PSU awards, which reflects the 2019 PSU awards at their actual 128% payout and the 2019 and 2020 PSU awards at the target (100%) number of shares that may be issuable under such awards. The weighted-average remaining contractual life of the total number of outstanding stock options was 2.6 years. The number of shares, if any, to be issued pursuant to outstanding PSU awards can range from zero to 200% of the units initially awarded based on our achievement, over a three-year period, of the stated performance goals described in this Proxy Statement.

(3)	The weighted-average exercise price pertains only to outstanding stock options and not to outstanding restricted stock units or performance stock units, which by their nature have no exercise price.
(4)	This amount represents the number of shares available for issuance pursuant to equity awards that may be granted in the future under the 2011 Omnibus Incentive Plan.

FORM 10-K

The Company filed its Annual Report on Form 10-K for the 2021 fiscal year with the SEC on February 16, 2022. A copy of the Company’s Form 10-K (without exhibits or documents incorporated by reference) is included in the 2021 Annual Report to Shareholders that is being delivered or made available via the Internet concurrently with this Proxy Statement to all shareholders.

By Order of the Board of Directors,

Kristen Prohl

Corporate Secretary

Dated: April 5, 2022

76	ITT INC. | 2022 PROXY STATEMENT

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This Proxy Statement and other publicly available documents may include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual results or events to differ materially from those anticipated and disclosed within this Proxy Statement, including those risks described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2021 Annual Report on Form 10-K and in our other SEC filings.

We use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.

The forward-looking statements included in this report speak only as of the date of this Proxy Statement. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

ITT INC. | 2022 PROXY STATEMENT	77

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT management reviews a variety of key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, some of which are calculated on a non-GAAP basis. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues is defined as revenue excluding the impacts of foreign currency fluctuations and acquisitions. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Management believes that reporting organic revenue provides useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income and Adjusted Segment Operating Income are defined, respectively, as total operating income and segment operating income, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, certain acquisition-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe this financial measure is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations and Adjusted EPS are defined, respectively, as income from continuing operations attributable to ITT Inc. and income from continuing operations attributable to ITT Inc. per diluted share, adjusted to exclude special items that include, but are not limited to, asbestos-related impacts, impairments, restructuring, pension settlement impact, certain acquisition-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. We believe that adjusted income from continuing operations is useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. We believe that free cash flow provides useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT INC. | 2022 PROXY STATEMENT	A-1

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation

Reported vs. Organic Revenue / Orders

Full Year 2021 & 2020

(In Millions)

(all amounts unaudited)

	(As Reported — GAAP)				(As Adjusted—Organic)
	(A)	(B)	(C)		(D)	(E)	(F) = A-D-E	(G) =C-D-E	(H) = G /B
			$ Change	% Change			Revenue /	$ Change	% Change
	FY 2021	FY 2020	2021 vs. 2020	2021 vs. 2020	Acquisitions FY 2021	FX Impact FY 2021	Orders FY 2021	Adj. 2021 vs. 2020	Adj. 2021 vs. 2020

Revenue

ITT Inc.	$2,765.0	$2,477.8	$287.2	11.6%	$—	$48.1	$2,716.9	$239.1	9.6%

Motion Technologies	1,368.6	1,121.1	247.5	22.1%	—	39.9	1,328.7	207.6	18.5%

Industrial Process	843.2	843.0	0.2	0.0%	—	6.3	836.9	(6.1)	(0.7)%

Connect & Control Technologies	554.7	516.5	38.2	7.4%	—	1.9	552.8	36.3	7.0%

Orders

ITT Inc.	$2,922.4	$2,391.5	$530.9	22.2%	$—	$44.5	$2,877.9	$486.4	20.3%

Motion Technologies	1,377.7	1,108.5	269.2	24.3%	—	38.8	1,338.9	230.4	20.8%

Industrial Process	940.8	798.1	142.7	17.9%	—	4.2	936.6	138.5	17.4%

Connect & Control Technologies	605.7	487.2	118.5	24.3%	—	1.5	604.2	117.0	24.0%

Note: Excludes intercompany eliminations.

Amounts may not calculate due to rounding.

A-2	ITT INC. | 2022 PROXY STATEMENT

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation

Reported vs Adjusted Segment Operating Income & Segment Operating Margin

Full Year 2021 & 2020

(In Millions)

(all amounts unaudited)

	FY 2021	FY 2021		FY 2021	FY 2020	FY 2020		FY 2020	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2021 vs. 2020		As Adjusted 2021 vs. 2020

Revenue:

Motion Technologies	$1,368.6			$1,368.6	$1,121.1			$1,121.1	22.1%		22.1%

Industrial Process	843.2			843.2	843.0			843.0	0.0%		0.0%

Connect & Control Technologies	554.7			554.7	516.5			516.5	7.4%		7.4%

Intersegment eliminations	(1.5)			(1.5)	(2.8)			(2.8)

Total Revenue	$2,765.0			$2,765.0	$2,477.8			$2,477.8	11.6%		11.6%

Operating Margin:

Motion Technologies	18.9%	30	BP	19.2%	16.4%	110	BP	17.5%	250	BP	170	BP

Industrial Process	15.0%	50	BP	15.5%	9.2%	430	BP	13.5%	580	BP	200	BP

Connect & Control Technologies	14.7%	50	BP	15.2%	11.0%	170	BP	12.7%	370	BP	250	BP

Total Operating Segments	16.9%	30	BP	17.2%	12.9%	230	BP	15.2%	400	BP	200	BP

Operating Income:

Motion Technologies	$258.2	$3.9		$262.1	$184.0	$12.7		$196.7	40.3%		33.2%

Industrial Process	126.8	3.7		130.5	77.6	36.4		114.0	63.4%		14.5%

Connect & Control Technologies	81.7	2.4		84.1	57.0	8.7		65.7	43.3%		28.0%

Total Segment Operating Income	$466.7	$10.0		$476.7	$318.6	$57.8		$376.4	46.5%		26.6%

Note: Amounts may not calculate due to rounding.

Special items include, but are not limited to, restructuring costs, certain asset impairment charges, acquisition-related expenses, and other unusual or infrequent items.

ITT INC. | 2022 PROXY STATEMENT	A-3

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation

Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS

Full Year 2021 & 2020

(In Millions, except per share amounts)

(all amounts unaudited)

	FY 2021			FY 2021	FY 2020			FY 2020	2021 vs. 2020	2021 vs. 2020
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	Non-GAAP Adjustments		As Adjusted	As Adjusted ($)	As Adjusted (%)

Segment operating income	$466.7	$10.0	#A	$476.7	$318.6	$57.8	#A	$376.4

Corporate (expense) income	37.6	(71.7)	#B	(34.1)	(92.1)	71.4	#B	(20.7)

Operating income (loss)	504.3	(61.7)		442.6	226.5	129.2		355.7	86.9	24.4%

Total operating margin	18.2%			16.0%	9.1%			14.4%

Interest income (expense), net	1.1	—		1.1	0.7	—		0.7

Other income (expense), net	3.7	(3.4)	#C	0.3	(142.0)	141.6	#C	(0.4)

Income from continuing operations before tax	509.1	(65.1)		444.0	85.2	270.8		356.0

Income tax (expense) benefit	(189.6)	100.8	#D	(88.8)	(15.3)	(60.1)	#D	(75.4)

Income from continuing operations	319.5	35.7		355.2	69.9	210.7		280.6

Less: Income attributable to noncontrolling interests	4.7	—		4.7	1.4	—		1.4

Income from continuing operations — ITT Inc.	$314.8	$35.7		$350.5	$68.5	$210.7		$279.2

EPS from continuing operations	$3.64	$0.41		$4.05	$0.78	$2.42		$3.20	$0.85	26.6%

Note: Amounts may not calculate due to rounding.

Total Operating Margin is defined as reported operating income or adjusted operating income divided by total revenue.

#A -	2021 includes restructuring costs ($9.4M) and other costs ($0.6M).
#A -	2020 includes restructuring costs ($40.7M), impairment charges ($16.3M) and other costs ($0.8M).
#B -	2021 includes a pre-tax gain on divestiture of asbestos-related assets and liabilities ($88.8M), asbestos-related expense ($14.4M), and other costs ($2.7M).
#B -

2020 includes asbestos-related expense ($66.3M), restructuring costs ($2.3M), and other costs ($2.8M). The net asbestos expense includes remeasurement expense ($135.9M) to transition to a full horizon, extending the projection through 2052, and other asbestos-related costs ($30.8M), partially offset by favorable insurance settlements ($100.4M).

#C -	2021 includes income related to the finalization of pension termination funding.
#C -	2020 includes pension termination-related charges.
#D -

2021 includes the net tax benefit of special items #A through #C ($5.6M), tax expense on the deferred tax asset write-off resulting from the asbestos sale ($116.9M) and other tax-related special items.

#D -

2020 includes the net tax benefit of special items #A through #C ($58.8M), tax benefit for valuation allowance impacts ($6.2M), tax expense on undistributed foreign earnings ($6.3M), and other tax-related special items.

A-4	ITT INC. | 2022 PROXY STATEMENT

APPENDIX A

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES

ITT Inc. Non-GAAP Reconciliation

Free Cash Flow

Full Year & Fourth Quarter 2021 & 2020

(In Millions)

(all amounts unaudited)

	FY 2021	FY2020	Q4 2021	Q4 2020

Net Cash — Operating Activities #A	$(8.4)	$435.9	$119.5	$117.8

Less: Capital expenditures	88.4	63.7	35.8	16.1

Free Cash Flow	(96.8)	372.2	83.7	101.7

#A -	2021 includes payments for asbestos ($412.9) and restructuring ($16.4M).
#A -	2020 includes payments for asbestos ($9.8M) and restructuring ($33.0M).
#A -	Q4 2021 includes payments for restructuring ($5.1M).
#A -	Q4 2020 includes payments for asbestos ($0.9M) and restructuring ($8.5M).

ITT INC. | 2022 PROXY STATEMENT	A-5

ITT INC.

1133 WESTCHESTER AVENUE

WHITE PLAINS, NY 10604

WWW.ITT.COM

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Telephone and Internet voting are available through 11:59 P.M. Eastern Time on May 17, 2022. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by telephone or on the Internet, you do not need to mail back your proxy card.

VOTE BY TELEPHONE - 1-800-690-6903

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

During The Meeting - Go to www.virtualshareholdermeeting.com/ITT2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69586-P65290 KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ITT INC.

The Board of Directors recommends a vote FOR each of these nine nominees:

Proposal 1

1. Election of Directors

Nominees:	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposals 2 and 3:

1a. Geraud Darnis	☐	☐	☐	Proposal 2	For	Against	Abstain

1b. Donald DeFosset, Jr.	☐	☐	☐	2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2022 fiscal year	☐	☐	☐

1c. Nicholas C. Fanandakis	☐	☐	☐	Proposal 3

1d. Richard P. Lavin	☐	☐	☐	3. Approval of a non-binding advisory vote on executive compensation	☐	☐	☐

1e. Rebecca A. McDonald	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 4:

1f. Timothy H. Powers	☐	☐	☐	Proposal 4	For	Against	Abstain

1g. Luca Savi	☐	☐	☐	4. A shareholder proposal regarding special shareholder meetings	☐	☐	☐

1h. Cheryl L. Shavers	☐	☐	☐

1i. Sabrina Soussan	☐	☐	☐

(NOTE: Please sign exactly as your name or names appear(s) on this Proxy Card. When signing as attorney, executor, officer, administrator, trustee, custodian or guardian, please indicate full title. If there is more than one named shareholder, all should sign unless evidence or authority to sign on behalf of others is attached.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time on Wednesday, May 18, 2022, virtually, via live webcast at www.virtualshareholdermeeting.com/ITT2022:

The proxy materials for ITT’s 2022 Annual Meeting of Shareholders, including the 2021 Annual Report and the 2022 Notice and Proxy Statement are available on the Internet. To view these proxy materials, please visit www.proxyvote.com.

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D69587-P65290

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ITT INC.

FOR THE ANNUAL MEETING TO BE HELD MAY 18, 2022

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Emmanuel Caprais and Mary Beth Gustafsson, or either of them, each with full power of substitution as proxies, to vote all shares of ITT Inc. common stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting and at any adjournments or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse side of this form. If this form is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors. In either case, if this form is signed and returned, the proxies thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the Annual Meeting and at adjournments or postponements.

For participants in the ITT Retirement Savings Plan:

Under the savings plan, participants are “named fiduciaries” to the extent of their authority to direct the voting of ITT shares credited to their savings plan accounts and their proportionate share of allocated shares for which no direction is received and unallocated shares, if any (together, “Undirected Shares”). ITT Retirement Savings Plan participants should mail their confidential voting instruction card to Broadridge Financial Solutions, Inc., acting as tabulation agent, or vote by telephone or Internet. Instructions must be received by Broadridge before 11:59 p.m. Eastern Time on May 13, 2022. The trustee of the savings plan will vote Undirected Shares in the same proportion as the shares for which directions are received, except as otherwise provided in accordance with ERISA. By submitting voting instructions by telephone, Internet, or by signing and returning this proxy form, you direct the trustee of the savings plan to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting.

The Trustee will exercise its discretion in voting on any other matter that may be presented for a vote at the Annual Meeting and at adjournments or postponements.

(Continued and to be dated and signed on the reverse side.)